                                                                   EXHIBIT 10.22

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                     Tekgraf, Inc., a Delaware corporation,

                   Tekgraf Sub I, Inc., a Georgia corporation,

                                       and

                       Computer Graphics Technology, Inc.
               a South Carolina corporation, and its shareholders

                           Dated as of March 23, 1998

                                TABLE OF CONTENTS

ARTICLE I THE MERGER .............................................................................    5

    1.1  The Merger ..............................................................................    5

    1.2  Effect of Merger .........................................................................   5

    1.3  Purchase Price Adjustment ................................................................   7

    1.4  The Closing ..............................................................................  13

    1.5  Dissenting Shareholders ..................................................................  13

    1.6  Certain Tax Agreements ...................................................................  14

ARTICLE II REPRESENTATIONS AND WARRANTIES .........................................................  14

    2.1  Representations and Warranties of the Company and the Company Shareholders ...............  14

    2.2  Representations and Warranties of Acquisition Sub and Purchaser ..........................  31

    2.3  Disclosure ...............................................................................  33

    2.4  Disclosure ...............................................................................  33

    2.5  Investment Representation of Company Shareholders ........................................  33

ARTICLE III COVENANTS .............................................................................  33

    3.1  Covenants Against Disclosure .............................................................  33

    3.2  Access to Information ....................................................................  34

    3.3  Interim Period ...........................................................................  34

    3.4  Completion of Schedules ..................................................................  35

    3.5  On and After Closing .....................................................................  36

    3.6  Continuity of Business Enterprise ........................................................  36

    3.7  Non-Competition ..........................................................................  36

    3.8  Registration Statement ...................................................................  38

    3.9  Company Indebtedness .....................................................................  38

    3.10 Further Assurances .......................................................................  38

ARTICLE IV CONDITIONS PRECEDENT TO OBLIGATIONS ....................................................  38

    4.1  Conditions to Obligations of Acquisition Sub .............................................  38

    4.2  Conditions to Obligations of the Company and the Company Shareholders ....................  40

ARTICLE V INDEMNIFICATION .........................................................................  40

    5.1  Survival of Representations, Warranties, Covenants and Agreements ........................  40

    5.2  Indemnification of Acquisition Sub and Purchaser .........................................  41

    5.3  Indemnification of the Company Shareholders ..............................................  41

    5.4  Procedure for Indemnification with Respect to Third-Party Claims .........................  41

    5.5  Procedure For Indemnification with Respect to Non-Third Party Claims .....................  42

    5.6  Escrowed Shares ..........................................................................  43

ARTICLE VI TERMINATION AND CONDITIONS SUBSEQUENT ..................................................  43

    6.1  Termination ..............................................................................  43

    6.2  Effect of Termination ....................................................................  43

ARTICLE VII MISCELLANEOUS PROVISIONS ..............................................................  44

    7.1  Notice ...................................................................................  44

    7.2  Entire Agreement .........................................................................  44

    7.3  Binding Effect: Assignment ...............................................................  44

    7.4  Expenses of Transaction ..................................................................  44

    7.5  Waiver; Consent ..........................................................................  44

    7.6  Counterparts .............................................................................  45

    7.7  Severability .............................................................................  45

    7.8  Remedies of the Parties ..................................................................  45

    7.9  Governing Law ............................................................................  45

    7.10 Arbitration; Attorneys' Fees .............................................................  45

    7.11 Cooperation and Records Retention ........................................................  46

                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of March ___, 1998, is made and entered into by and among TEKGRAF, INC., a Delaware corporation ("Purchaser"), TEKGRAF SUB I, a Georgia corporation ("Acquisition Sub"), COMPUTER GRAPHICS TECHNOLOGY, INC., a South Carolina corporation (the "Company"), and the shareholders set forth on the signature page of this Agreement (the oCompany Shareholderso). Acquisition Sub and the Company are hereinafter sometimes referred to as the "Constituent Corporations" and Acquisition Sub as the "Surviving Corporation".

        WHEREAS, Purchaser, Acquisition Sub, and the Company desire that the Company merge with and into Acquisition Sub (the "Merger"), upon the terms and conditions set forth herein and in accordance with the Georgia Business Corporation Code and the Code of Laws of South Carolina, with the result that Acquisition Sub shall continue as the surviving corporation and the separate existence of the Company (except as it may be continued by operation of law) shall cease;

        WHEREAS, Purchaser, Acquisition Sub, and the Company desire that, upon the Merger, at the Effective Time (as hereinafter defined), all outstanding shares of common [and preferred] stock of the Company be converted into shares of common stock of Purchaser and cash as provided herein;

        WHEREAS, the respective Boards of Directors of Purchaser, Acquisition Sub, and the Company have approved the Merger; and

        WHEREAS, the parties intend for the Merger to be accomplished under
Section 368(a)(2)(D) under the Internal Revenue Code of 1986, as amended;

        NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                  DEFINITIONS

        "Accounts Receivable" has the meaning set forth in Section 2.1(kk).

        "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act of 1933.

        "Acquisition Sub" means Tekgraf Sub I, Inc., a Georgia corporation.

        "Acquisition Sub Common Stock" means the common stock of Tekgraf Sub I, Inc., par value $.001 per share.

        "Acquisition Sub Indemnifiable Claims" has the meaning set forth in
Section 5.3.

        "Acquisition Sub Share" means a share of Acquisition Sub Common Stock.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

        "Affiliated Group" means any affiliated group within the meaning of Code
(0) 1504(a).

        "Articles of Merger" means the Articles of Merger respecting the Merger as filed by the Parties with the Secretary of State of the State of South Carolina.

        "Audited Balance Sheet" has the meaning set forth in Section 2.1(e).

        "Business" shall mean, collectively, the businesses conducted by the Company including, among other things, the business of computer integration and wholesale distribution of computer products.

        "Capital Stock" has the meaning set forth in Section 2.1(b).

        "Cash Consideration" has the meaning set forth in Section 1.2(e).

        "Certificate of Merger" means the Certificate of Merger respecting the Merger filed by the Parties with the Secretary of State of the State of Georgia.

        "Claim" has the meaning set forth in Section 2.1(bb).

        "Closing" has the meaning set forth in Section 1.4 below.

        "Closing Date" has the meaning set forth in Section 1.4 below.

        "Code" has the meaning set forth in Section 2.1(k).

        "Company" means Computer Graphics Technology, Inc., a South Carolina corporation.

        "Company Indemnifiable Claims" has the meaning set forth in Section 5.2.

        "Company Share" means a share of common stock of the Company, par value $___.___ per share.

        "Company Shareholder(s)" means any shareholder(s) of the Company.

        "Company State" means the state of incorporation of the Company.

        "Confidential Material" has the meaning set forth in Section 3.1(a).

        "Contracts" has the meaning set forth in Section 2.1(r).

        "Customers" has the meaning set forth in Section 2.1(dd).

        "Damages" has the meaning set forth in Section 5.2.

        "Dissenting Share" means any Company Share which any shareholder who or which has exercised his or its appraisal rights under the South Carolina Business Corporation Act holds of record.

        "Effective Time" has the meaning set forth in Section 1.2(a) below.

        "Employees" has the meaning set forth in Section 2.1(z).

        "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

        "Equity Consideration" has the meaning set forth in Section 1.2(e).

        "ERISA" has the meaning set forth in Section 2.1(hh).

        "Financial Statements" has the meaning set forth in Section 2.1(e).

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Hazardous Substance Issues" has the meaning set forth in Section
2.1(bb).

        "Indemnifiable Claims" has the meaning set forth in Section 5.4(a).

        "Indemnified Party" has the meaning set forth in Section 5.4(a).

        "Indemnifying Party" has the meaning set forth in Section 5.4(a).

        "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including all applications, registrations, and renewals in connection therewith), (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing, the production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

        "Inventory" has the meaning set forth in Section 2.1(j).

        "IRS" means the Internal Revenue Service.

        "Knowledge" means the actual knowledge of all officers, directors and shareholders of the Company, after reasonable investigation and due inquiry.

        "Leased Properties" has the meaning set forth in Section 2.1(gg).

        "Liens" has the meaning set forth in Section 2.1(i).

        "Managing Shareholder" shall mean Scott Barker, the current president of the Company.

        "Materials" has the meaning set forth in Section 2.1(r).

        "Merger" has the meaning set forth in the recitals above and in Section
1.1 below.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Party" means a party to this Agreement and the Merger.

        "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        "Plan" has the meaning set forth in Section 2.1(hh).

        "Purchaser Common Stock" shall mean the Class A Common Stock of Purchaser, par value $.001 per share.

        "Purchaser Shares" means shares of Purchaser Common Stock.

        "Qualified Plans" has the meaning set forth in Section 2.1(hh).

        "Related Property" has the meaning set forth in Section 2.1(t).

        "Related Agreements" shall mean any and all escrow agreements and employment agreements required to be executed in connection with this Agreement.

        "Representatives" has the meaning set forth in Section 2.1(aa).

        "Returns" has the meaning set forth in Section 2.1(k).

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Suppliers" has the meaning set forth in Section 2.1(r).

        "Surviving Corporation" has the meaning set forth in Section 1.1 below.

        "State" shall have the meaning set forth in Section 2.1(a).

        "Taxes" has the meaning set forth in Section 2.1(k).

        "Territory" has the meaning set forth in Section 3.5(a).

         "Unaudited Annual Financial Statements" has the meaning set forth in
Section 2.1(e).

         "Unaudited Financial Statements" has the meaning set forth in Section 2.1(e).

         "Unaudited Interim Financial Statements" has the meaning set forth in
Section 2.1(e).

                                   ARTICLE I

                                   THE MERGER

        Section 1.1 The Merger. On and subject to the terms and conditions of this Agreement, the Company will merge with and into Acquisition Sub (the "Merger") at the Effective Time. From and after the Effective Time, the separate corporate existence of the Company shall cease, and Acquisition Sub shall continue as the corporation surviving the Merger (the "Surviving Corporation"). Immediately after the Effective Time, the Surviving Corporation shall change its name to "Computer Graphics Technology, Inc." and shall file with the Secretary of State of the State of South Carolina its qualification to do business as a foreign corporation. The parties shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Georgia and the Articles of Merger to be filed with the Secretary of State of the State of South Carolina promptly following the Closing.

        Section 1.2 Effect of Merger.

        (a) General. The Merger shall become effective at the time (the "Effective Time") when the Articles of Merger filed with the Secretary of State of the State of South Carolina and the Certificate of Merger filed with the Secretary of State of the State of Georgia have become effective in accordance with their terms and in accordance with the laws of each State. The Merger shall have the effect set forth in Section 33-11-101 of the Code of Laws of South Carolina and Section 14-2-1106 of the Georgia Business Corporation Code. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Surviving Corporation in order to carry out and effectuate the transactions contemplated by this Agreement. Further, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties, of each of the Constituent Corporations; and the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property of and all debts due to any of the Constituent Corporations on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

        (b) Articles of Incorporation. The Articles of Incorporation of Acquisition Sub in effect at and as of the Effective Time will remain the Articles of Incorporation of the Surviving Corporation without any modification or amendment, other than the change of the name of the Surviving Corporation, in the Merger.

        (c) Bylaws. The Bylaws of Acquisition Sub in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment, other than the change of the name of the Surviving Corporation, in the Merger.

        (d) Directors and Officers. The initial directors of the Surviving Corporation at and as of the Effective Time shall be comprised of the current Acquisition Sub directors, and those persons listed on Exhibit D. The principal officers of the Surviving Corporation at and as of the Effective Time shall be as set forth in Exhibit D.

        (e) Conversion of Shares. At and as of the Effective Time, in consideration for the Capital Stock and in full payment therefor, each Company Share shall be converted into the right to receive its pro rata share of (i) Five Hundred Thousand Dollars ($500,000.00) (the "Cash Consideration") and (ii) an aggregate of 330,000 shares of Purchaser Common Stock (the "Equity Consideration," together with the Cash Consideration, hereinafter referred to collectively as the "Purchase Price"), subject to the adjustments to the Purchase Price set out in Section 1.3. All shares of Purchaser Common Stock issued as herein described shall have identical rights as to dividends, voting and all other matters. Except as expressly provided in this Agreement, there shall be no other consideration paid to or for the account of the Company Shareholders in connection with or relating to the transactions contemplated hereby. However, the Equity Consideration shall be subject to equitable adjustment in the event of a stock split, stock dividend, reverse stock split, or other change in the number of Purchaser Shares outstanding. Each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions set forth in
Section 1.5. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 1.2(e) after the Effective Time. No fractional Purchaser Shares shall be issued, and, to the extent that any shareholder would be entitled to receive fractional shares of Purchaser Common Stock pursuant this Section, the number of Purchaser Shares that such Company Shareholder is entitled to receive shall be rounded down to the next lower whole number. Any such fractional share interests will not entitle the holder thereof to vote or to any rights of a shareholder of Purchaser.

        (f) All shares of Capital Stock held by the Company as treasury stock shall be retired and canceled and no shares of Purchaser Common Stock or other consideration shall be delivered or paid in exchange therefor.

        (g) Each Purchaser Share issued and outstanding at and as of the Effective Time will remain issued and outstanding thereafter.

        Section 1.3 Purchase Price Adjustment.

        (a) As used in this Section 1.3, the following capitalized terms shall have the meanings set forth below:

        "Actual Pre-Tax Profit" shall mean the pre-tax profit of the Surviving Corporation, determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), for the Year. Except as otherwise stated herein, the accounting principles employed shall be the same as those applied by the Company on a consistent basis in prior years. Depreciation for all plant and equipment shall be computed as follows: (i) items with a useful life of three years or less when placed in service shall be depreciated using the straight-line method of depreciation; (ii) items with a useful life of greater than three years when placed in service shall be depreciated using the declining-balance method of depreciation; (iii) items with a value of less than $400.00 when purchased shall be expensed and written off immediately; (iv) prior period adjustments and extraordinary items, as defined in APB Opinion 9, APB Opinion 20 and FASB Statement 15 will be excluded from the definition of "Actual Pre-Tax Profit;" and, (v) inventories will be accounted for on a cost basis consistent with prior years, determined on a first-in, first-out basis and providing for a write down to market value in those instances where the cost exceeds the market value as of the date of the balance sheet. The "Actual Pre-Tax Profit" shall be adjusted on a pro forma basis, as and if required, to reflect profit or losses normally attributable to the Surviving Corporation due to the manufacturers' co-op, advertising, market development or discount programs, if such profit or losses are not received by or charged to Acquisition Sub.

        "Actual Tangible Net Asset Value" shall mean the aggregate amount of the Current Assets less Liabilities on the Closing Date.

        "Alternative Actual Pre-Tax Profit" shall mean the pre-tax profit of the Surviving Corporation, determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), for the Alternative Year. Other than the period for which it is calculated, it shall be computed in the same manner as the Actual Pre-Tax Profit.

        "Alternative Warranted Pre-Tax Profit" shall mean $575,000.

        "Alternative Year" means the twelve month period beginning on the date which is three months after the day after the Closing Date and ending on the date which is fifteen months after the Closing Date.

        "Current Assets" shall be used in all respects in accordance with GAAP and comprises the aggregate of all cash, cash equivalents, receivables and inventory, but specifically excludes all other fixed or current assets as determined in accordance with GAAP and any deferred assets, including without limitation deferred tax and deferred income, and valued in accordance with GAAP, and on a basis in all material respects consistent with that adopted for the purposes of the last audited financial statements of the Company and the value of all receivables and inventory has been written down to realizable market value and adequate provision has been made therefor.

        "Fixed Assets" shall be used in all respects in accordance with GAAP and shall mean fixed assets at the values at which they were included in the latest audited financial statements (or if acquired after the balance sheet date, their cost), less depreciation calculated in accordance with the method adopted in the financial statements. Fixed Assets shall specifically exclude, and no value shall be attributable to, any intangible assets (including without limitation goodwill, trademarks, service marks, formulas, franchise rights and patents), and no asset shall be written up or revalued above its original cost less applicable depreciation. "Liabilities" shall be used in all respects in accordance with GAAP and shall mean all liabilities, whether long-term or current, including without limitation Taxes, all actual liabilities of the Company on the Closing Date, with proper provision in accordance with GAAP, having been made therein for all other liabilities of the Company then outstanding whether contingent, quantified, disputed or not, that are known or reasonably should have been known, including without limitation the cost of any work or material for which payment has been received or credit taken, any future loss which may arise in connection with uncompleted contracts and any claims against the Company in respect of completed contracts.

        "Net Asset Value Shortfall" means the excess, if any, of the Warranted Tangible Net Asset Value over the Actual Tangible Net Asset Value on the Closing Date, subject to the limitations set forth in this Section 1.3.

        "Net Asset Value Surplus" means the excess, if any, of the Actual Tangible Net Asset Value over the Warranted Tangible Net Asset Value on the Closing Date, subject to the limitations set forth in this Section 1.3.

        "Profit Shortfall" means the excess, if any, of the Warranted Pre-Tax Profit over the Actual Pre- Tax Profit, subject to the limitations set forth in this Section 1.3.

        "Profit Surplus" means the excess, if any, of the Actual Pre-Tax Profit over $550,000, subject to the limitations set forth in this Section 1.3.

        "Warranted Pre-Tax Profit" shall mean $525,000.

"Warranted Tangible Net Asset Value" shall mean $285,000.

        "Year" means the twelve month period beginning on the day after the Closing Date and ending on the first anniversary of the Closing Date.

        (b) Each Company Shareholder agrees that the Warranted Pre-Tax Profit and the Warranted Tangible Net Asset Value of the Company shall be not less than the amounts set forth above. To the extent that any of the conditions set forth below are met, the corresponding adjustments to the Purchase Price payable to the Company Shareholders or the Purchaser, as the case may be, shall be made:

                (i) In the event that there is a Net Asset Value Surplus, the Purchase Price shall be increased by the amount of the Net Asset Value Surplus. Such amount will be paid by the Purchaser, in cash, to the Company Shareholders within ninety (90) days after the determination of Actual Tangible Net Asset Value.

                (ii) In the event that there is a Net Asset Value Shortfall, the Purchase Price shall be reduced by the amount of the Net Asset Value Shortfall. Such amount will be paid, in cash, by the Company Shareholders to Purchaser within thirty (30) days after the determination of the Actual Tangible Net Asset Value.

                (iii) In addition to any adjustments made pursuant to subsections (i) and (ii) above, if the Actual Pre-Tax Profit for the Year (or for the Alternative Year, if applicable) exceeds $550,000, the Purchase Price shall be increased by the number of Purchaser Shares determined by the following formula (the "Profit Surplus Adjustment"):

              (Actual Pre-Tax Profit/$550,000 x 430,000) - 430,000

                The number of Purchaser Shares required for the Profit Surplus Adjustment shall be transferred to Company Shareholders within three business days after the final determination of the amount of such Profit Surplus Adjustment. In no event, however, shall the Purchase Price be increased by more than 43,000 Purchaser Shares pursuant to this Profit Surplus Adjustment (the "Adjustment Ceiling").

                (iv) Also in addition to any adjustments made pursuant to subsections (i) and (ii) above, in the event that the Warranted Pre-Tax Profit exceeds the Actual Pre-Tax Profit for the Year (or the for Alternative Year, if applicable), the Purchase Price shall be reduced by the number of Purchaser Shares determined by the following formula (the "Profit Shortfall Adjustment"):

              430,000 - (Actual Pre-Tax Profit/$550,000 x 430,000)

                The number of Purchaser Shares required for the Shortfall Surplus Adjustment shall be transferred to Purchaser immediately within three business days after receiving notice from Purchaser of the amount of such Profit Shortfall Adjustment. In no event, however, shall the Purchase Price be reduced by more than 100,000 Purchaser Shares pursuant to this Profit Shortfall Adjustment (the "Adjustment Floor").

                (v) In the event that there is a stock split, stock dividend, reverse stock split or other change in the number of Purchaser Shares outstanding, the formulae set forth in subsections (iii) and (iv) above, the Adjustment Ceiling and the Adjustment Floor shall be proportionately adjusted to reflect such a change in the number of Purchaser Shares.

        (c) Any receivable of the Company existing as of the Closing Date that remains uncollected by the Surviving Corporation or its successor 90 days after the Closing Date, or such later date as determined by the Extension Option below (the "Measurement Date"), or, as of such date, has been collected at less than its full value as shown in Current Assets on the Closing Date shall be considered a "Collection Shortfall." The Company Shareholders shall have the option to extend the Measurement Date to a date that is 120 days after the Closing Date by giving notice of such extension to Purchaser and Surviving Corporation no later than the date which is 60 days after the Closing Date (the "Extension Option"). In the event that there is a Collection Shortfall, (i) the Surviving Corporation shall have the option of assigning such receivable to the Company Shareholders, without representation or warranty, not more than 30 days after the Measurement Date, and demanding the amount of the Collection Shortfall, and upon such assignment, such Company Shareholders shall pay to the Surviving Corporation such amount, in cash, within ten (10) days after demand; provided that Surviving

Corporation shall have exercised all reasonable efforts at collecting such receivable at such full value; and (ii) the Company Shareholders shall have the option of causing the Surviving Corporation to sell such receivable to the Company Shareholders, without representation or warranty, not more than 120 days after the Closing Date, and paying the amount of the Collection Shortfall, and upon such assignment, the Company Shareholders shall pay Surviving Corporation such amount, in cash, within ten (10) days after demand. The Company Shareholders shall thereafter be free to pursue such collection measures as they in their sole discretion shall deem necessary or appropriate. To the extent, if any, that the Collection Shortfall remains unpaid after such ten (10) day period, Surviving Corporation shall adjust the Purchase Price, effective as of the Closing Date, in accordance with the provisions set forth in Section 1.3(b)(ii) above, adding Collection Shortfall to the Net Asset Value Shortfall.

        (d) Any items of the Company's inventory existing as of the Closing Date that remain unsold by the Surviving Corporation or its successor 90 days thereafter, or such later date as chosen by the Company Shareholders upon exercise of the Extension Option, set forth in Section 1.3(c) above, or which have been sold at less than full value as shown in Current Assets on the Closing Date shall be considered "Inventory Shortfall." Not more than thirty (30) days after the Measurement Date, Surviving Corporation shall deliver and transfer such unsold inventory to the Company Shareholders without representation or warranty and shall demand the amount of the Inventory Shortfall, and upon such transfer and delivery, the Company Shareholders shall pay the Surviving Corporation such amount, in cash, within ten (10) days of demand; provided that Surviving Corporation shall have exercised all reasonable efforts at selling such inventory at such full value. Such Company Shareholders shall, at any time after Surviving Corporation's demand of the Inventory Shortfall, be free to sell such inventory as they in their sole discretion shall deem necessary or appropriate. To the extent, if any, that the Inventory Shortfall remains unpaid after such ten (10) day period, Surviving Corporation shall adjust the Purchase Price, effective as of the Closing Date, in accordance with the provisions set forth in Section 1.3(b)(ii) above, adding Inventory Shortfall to the Net Asset Value Shortfall.

        (e) Each Company Shareholder shall escrow twenty percent (20%) of the Equity Consideration (the "Escrowed Shares") and the Company Shareholders shall collectively escrow $100,000 of the Cash Consideration (the "Escrowed Cash"), to be subject to redistribution by Purchaser and Acquisition Sub in the circumstances described in this Section 1.3. The terms of the escrow shall be substantially as set forth in the form of Escrow Agreement attached as Exhibit 1.3(e) hereto. Any Escrowed Cash not subject to redistribution for purposes of this Section shall be released to the Company Shareholders after final determination of the Actual Tangible Net Asset Value. The Escrowed Cash released to the Company Shareholders shall include interest earned on such released Escrowed Cash, to the extent that the Company Shareholders provide the escrow agent with the appropriate paperwork required to invest such funds on a timely basis. Upon determination of either a Profit Surplus Adjustment or a Profit Shortfall Adjustment pursuant to the terms of Section 1.3(b), the number of Escrowed Shares to be used to satisfy such Adjustment shall be calculated by dividing the amount of the Adjustment by the twenty-day average trading price of Purchaser Common Stock as quoted on the Nasdaq National Market System for the twenty-day period ending on the date that the Adjustment is determined. Any Escrowed Shares not subject to redistribution for the purposes of this Section shall be released to the Company Shareholders as follows: one-half within thirty
(30) days after the determination of the application of this Section 1.3 pursuant to the provisions of subsection (b), (c) or (d) above, as the case may be, and one-half on the first anniversary of the Closing Date, or, in the event that the Company Shareholders elect to exercise the Alternative Year provisions set forth in Section 1.3(g), at the end of the Alternative Year. In the event that the Purchase Price Adjustment described in this Section 1.3 exceeds the number of Escrowed Shares and the amount of Escrowed Cash available, Purchaser's recovery of shares or cash pursuant to the Purchase Price Adjustment shall not be limited to the number of available Escrowed Shares or the amount of Escrowed Cash. In the event that Purchaser elects, pursuant to Section 1.3(h), to waive the Profit Surplus Adjustment of Section 1.3(b)(iii) and the Profit Shortfall Adjustment of Section 1.3(b)(iv), the Escrowed Shares shall be transferred to the escrow account established under Section 5.6 hereof, and such shares shall become subject to all of the terms and conditions under Section 5.6, except that such shares shall be released to the Company Shareholders pursuant to the provisions of that certain Pledge, Security and Escrow Agreement executed in connection with
Section 5.6 hereof.

        (f) As an example of the application of subsections (b) and (c) above, in the event that the Actual Tangible Net Asset Value shall be $270,000 on the Closing Date rather than the Warranted Tangible Net Asset Value of $285,000, being a $15,000 shortfall in Warranted Tangible Net Asset Value, and an additional shortfall is determined under subsection (c) above in the amount of $10,000 and such amount remains unpaid, and in the event that the Actual Pre-Tax Profit shall be $500,000, rather than the Warranted Pre-Tax Profit of $525,000, being a $25,000 shortfall in Warranted Pre-Tax Profit, then the amount of Cash Consideration shall be reduced by $25,000 and the number of Purchaser Shares to be distributed to the Company Shareholders shall be reduced by 39,091 shares, computed as follows:

           430,000 - ($500,000 / $550,000 x 430,000) = 39,091 Shares

        (g) For purposes of calculating the Purchase Price Adjustment under this
Section 1.3, the Company Shareholders shall have the option, at the end of the Year, to calculate the Profit Surplus Adjustment, as set forth in Section 1.3(b)(iii), and the Profit Shortfall Adjustment, as set forth in Section 1.3(b)(iv), based on the Alternative Year rather than the Year. If the Company Shareholders elect to exercise this option, the following substitutions shall be made to the provisions of Sections 1.3(b)(iii) and (iv): the Alternative Actual Pre-Tax Profit shall be substituted for the Actual Pre-Tax Profit, the Alternative Warranted Pre-Tax Profit shall be substituted for the Warranted Pre-Tax Profit and the dollar figure shall be increased from $550,000 to $575,000, in the body of Section 1.3(b)(iii) and in the denominators of both equations. Once the Company Shareholders elect to exercise this option, the decision shall be final, and the Company Shareholders shall not be entitled to calculate the Purchase Price Adjustment based on the Actual Pre-Tax Profit and the Warranted Pre-Tax Profit.

        (h) Purchaser shall have the exclusive option to waive the Profit Surplus Adjustment set forth in Section 1.3(b)(iii) and the Profit Shortfall Adjustment set forth in Section 1.3(b)(iv) by giving notice of its election to exercise such option within 120 days after the Closing Date. In the event that Purchaser makes such an election, there shall be no adjustments whatsoever pursuant to Sections 1.3(b)(iii) and (iv).

        (i) Until the end of the Year (or the end of the Alternative Year, if the Shareholders elect to calculate the Purchase Price Adjustment on that basis), the Purchaser covenants and agrees as follows:

                (i) The business and assets of the Company, to which the Surviving Corporation will succeed in the Merger, will be maintained intact as a business unit, under the management and control of the Managing Shareholder, and operating in substantially the same manner as prior to the Merger, with substantially the same managerial and support staff, working capital, and other business resources, as prior to the Merger, so the Company Shareholders will not be disadvantaged, in their attempt to achieve the maximum Actual or Alternative Pre-Tax Profit, by factors such as the combination of the Company's business and assets with other businesses, or the diversion of managers, employees, working capital and other resources to other activities of Purchaser or its affiliates. In this connection, all dealings and transactions between the Surviving Corporation and the Purchaser and Purchaser's affiliates will be conducted on an arm's length basis, except as set forth below, and on terms at least as favorable to the Company as it could obtain from an unrelated third party.

                (ii) The Surviving Corporation shall be entitled to "Most Favored Distributor" status, in that it shall be entitled to deal with Purchaser and its affiliates on terms at least as favorable as any other person or entity acting as a distributor, representative or in a similar capacity for the Purchaser or any affiliate, and without limitation, will be given the reasonable opportunity to become a distributor, representative or seller of each of the products and product lines offered now or in the future by Purchaser or its affiliates, except to the extent that such products are licensed directly to Purchaser or one or more affiliates of Purchaser by a third party.

                (a) Specific service requests by Purchaser to Surviving Corporation and vice versa for technical aid, special services, advertising, and similar services will be charged on a basis of cost. Operating capital advanced to Acquisition Sub., Surviving Corporation or their successors by Purchaser will bear interest at the Prime Rate charged by NationsBank N.A. of Delaware, or at the rate Purchaser pays for the funds.

                (b) General services such as auditing, tax, legal, etc. provided or paid for by Purchaser for the Surviving Corporation in lieu of obtaining such services from other sources will be charged to the Surviving Corporation at cost on a basis consistent with Purchaser's current practice. However, charges for such services shall be limited to services provided and shall not exceed costs at which Surviving Corporation could reasonably expect to obtain similar services from other sources. Arbitrary charges by Purchaser for management or administrative services which are neither controllable by Surviving Corporation nor properly chargeable against Surviving Corporations operations will be excluded from any determination of Company's Actual or Alternative Pre-Tax Profit.

                (iii) The Surviving Corporation shall receive credit, in the calculation of Actual or Alternative Pre-Tax Profit, for all credits from its vendors and manufacturers for items such as advertising, rebates, market development funds, and the like that are properly attributable to Surviving Corporation.

                (iv) The Surviving Corporation will be given credit for all available anticipation, prepay or early pay discounts on vendor/manufacturer charges and invoices that are properly attributable to Surviving Corporation.

                (v) In the event that Ricoh, a customer of the Company, ceases to do business with the Surviving Corporation after the merger, the Warranted Pre-Tax Profit or the Alternative Warranted Pre-Tax Profit, as the case may be, shall be reduced by $50,000.

        (j) In the event that a "Change of Control," as defined below, occurs prior to the end of the Year (or the Alternative Year, if Shareholders elect to calculate the Purchase Price Adjustment on that basis), then, at Shareholder's option, the Purchase Price Adjustment shall be waived, no such adjustment shall occur and the Escrows provided under Section 1.3(e) shall be released. For purposes hereof, a "change of Control" shall mean any transaction in which: (a) individuals who were directors of the Purchaser, immediately prior to a Control Transaction shall cease, within one year of any Control Transaction, to constitute a majority of the Purchaser's Board of Directors (or of the Board of Directors of any successor to Purchaser or to all or substantially all of its assets), or (b) any entity, person or group which is not currently a shareholder of the Purchaser acquires shares of the Purchaser in a transaction or series of transactions that result in such entity, person or group directly or indirectly owning beneficially 51% or more of the outstanding shares. Notwithstanding the foregoing, an inssuance of shares by the Purchaser to more than one party in connection with a capital-raising transaction shall not constitute a Change in Control. "Control Transaction" shall mean (aa) any tender offer for or acquisition of capital stock of Purchaser, (bb) any merger, consolidation, or sale of all or substantially all of the assets of Purchaser which has been approved by the shareholders, (cc) any contested election of directors of Purchaser which results in a change in the majority of the Board of Directors of Purchaser, or (dd) any combination of the foregoing which results in a change in voting power sufficient to elect a majority of the Board of Directors of Purchaser.

        Section 1.4 The Closing. Subject to termination of this Agreement as provided in Article VI below, the closing and consummation of the transactions contemplated by this Agreement shall take place in the offices of Purchaser's attorneys on such date that the conditions of closing set forth in Article IV hereof have been satisfied or waived, or such other date as the parties hereto may mutually select (the "Closing Date"), which in no event shall be after April 1, 1998, unless extended as provided herein. Purchaser and Acquisition Sub on the one hand, and Company and Company Shareholders on the other hand, shall each have the unilateral option to extend the Closing Date to a date which is not more than 30 days after April 1, 1998, provided that the party electing to exercise such option shall give written notice of its election to do so not later than three (3) business days prior to April 1, 1998. Thereafter, the parties may extend the Closing Date by mutual consent. The "Closing" shall mean the deliveries to be made by the parties hereto on the Closing Date in accordance with this Agreement, as follows: (i) Company will deliver to Acquisition Sub and Purchaser the various certificates, instruments and documents referred to in Section 4.1 below; (ii) Acquisition Sub and Purchaser will deliver to Company the various certificates, instruments and documents referred to in Section 4.2 below; (iii) each Company Shareholder shall deliver to Acquisition Sub and Purchaser for cancellation the certificates representing his shares of Capital Stock; (iv) Acquisition Sub and Purchaser will deliver the consideration specified in Section 1.2 above, subject to any adjustments made pursuant to Section 1.3; and (v) the Parties will file a Certificate of Merger with the Secretary of State of the State of Georgia in substantially the form attached hereto as Exhibit A and will file Articles of Merger with the Secretary of State of the State of South Carolina in substantially the form attached hereto as Exhibit B. The Merger shall be deemed to have become effective as of 12:01 a.m. Atlanta, Georgia Time on the Closing Date.

        Section 1.5 Dissenting Shareholders. In the event that any holder of Company Shares elects to exercise its dissenters rights pursuant to the applicable provisions of the Code of Laws of South Carolina, and in the event that Purchaser or Acquisition Sub have not otherwise terminated this Agreement pursuant to Section 6.1, Purchaser and Acquisition Sub shall have the right to terminate this Agreement on account of such shareholder's election. If
Purchaser and Acquisition Sub do not elect to terminate this Agreement, any holder of Company Shares who perfects his or her dissenters' rights of appraisal in accordance with and as contemplated by the applicable provisions of the Code of Laws of

South Carolina shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the Code of Laws of South Carolina, provided that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Code of Laws of South Carolina and surrendered to the Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder fails to perfect or effectively withdraws or loses his or her right to appraisal and of payment for his or her shares, Surviving Corporation shall issue and deliver the consideration to which such holder of shares is entitled under this
Article I (without interest) upon surrender by such holder of the certificate or certificates representing the shares held by him or her.

        Section 1.6 Certain Tax Agreements. The Parties intend to adopt this Agreement and Merger as a tax-free reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended. The parties shall not take a position on any tax return or engage in any activities inconsistent with this
Section 1.6. The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute the agreement by each Company Shareholder that, without limiting the foregoing:

        (a) Such Company Shareholder has not sold, exchanged, transferred or disposed of Company Shares in contemplation of the Merger except as disclosed on
Schedule 1.6 attached hereto, and such Company Shareholder has no present intent to and will not sell, exchange, transfer, dispose of or receive any such stock in contemplation of the Merger, nor has such Company Shareholder entered into any discussions or negotiations with regard to the possible sale, exchange, transfer or other disposition of such stock.

        (b) Such Company Shareholder is not subject to any obligation to sell, exchange, transfer or otherwise dispose of all or any Purchaser Shares to be received by such Company Shareholder in the Merger. Such Company Shareholder has not entered into any discussion or negotiations with regard to the possible sale, exchange, transfer or other disposition of all or any of the Purchaser Shares. Such Company Shareholder has no plan or intent to engage in any transaction or arrangement that would reduce such Company Shareholder's risk of ownership in any way, including, without limitation, a short sale, hedging transaction or otherwise, with respect to any or all of such Purchaser Shares.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

        Section 2.1 Representations and Warranties of the Company and the Company Shareholders. All representations and warranties of the Company and the Company Shareholders are accurate and material and are being made in order to induce Purchaser and Acquisition Sub to enter into this Agreement. The Company and each of the Company Shareholders hereby jointly and severally represent and warrant to Purchaser and Acquisition Sub that:

        (a) Organization. The Company is a corporation duly organized and validly existing under the laws of the State of South Carolina (the "State"), and has all requisite power and authority to lease, own, and operate its properties and carry on the Business and operations and to directly own, lease, and operate its assets. The Company is duly qualified or licensed to do business as a corporation, and is in good standing in the State. The Company has delivered to Purchaser and Acquisition Sub complete and accurate copies of its Articles of Incorporation and Bylaws and all amendments thereto, and all minutes and actions of its Board of Directors and shareholders. To the best of Company's and Company

Shareholders' Knowledge, neither the Company nor any of the Company Shareholders is in violation of any of the provisions of the Articles of Incorporation or the Bylaws.

        (b) Capitalization and Ownership. The authorized and outstanding capital stock of the Company (including without limitation all voting securities) (the "Capital Stock") and its par value per share, if any, is as set forth on
Schedule 2.1(b) hereto. Each person listed on Schedule 2.1(b) is the lawful owner of that number of the issued and outstanding shares of capital stock of the Company set forth opposite such person's name, free and clear of any restrictions upon transfer except as indicated in Schedule 2.1(b), all of which restrictions shall be removed no later than the Closing Date. The shares of Capital Stock (the "Company Shares") set forth on Schedule 2.1(b) constitute all of the shares of capital stock of the Company and all such shares have been duly authorized and are validly issued, fully paid and nonassessable, and to the best of the Knowledge and belief of the Company and the Company Shareholders, have been issued in compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, warrants, calls, options, conversion rights, rights of exchange or other commitments, plans, agreements, or arrangements of any nature under which the Company or the Company Shareholder may be obligated to issue, assign, exchange, purchase, redeem or transfer any shares of capital stock of the Company, and there are no shareholders' agreements to which the Company or the Company Shareholders is a party, or proxies, voting trust agreements or similar agreements or options executed by the Company or the Company Shareholders or to which the Company Shares are subject. There are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company or the Company Shareholders to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. The Company has satisfied all of its obligations to all current and past shareholders, and none of such current or past shareholders has any claims, or any basis therefor, against the Company arising out of or relating to obligations of the Company to such current or past shareholders. None of the shares of the Company's Capital Stock was issued pursuant to awards, grants, or bonuses.

        (c) Subsidiaries. Except as set forth in Schedule 2.1(c), the Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, limited liability company, trust, joint venture or other entity.

        (d) Authorization. The Company and each of the Company Shareholders have full power and authority to enter into this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. Each corporate Company Shareholder is duly organized and existing under the laws of the jurisdiction of its incorporation. The Company and/or each of the Company Shareholders, as appropriate, have taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement. This Agreement constitutes a valid and binding obligation of the Company and the Company Shareholders (to the extent to which each is a party), enforceable in accordance with its terms; except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting contracts, creditors' rights and other laws and remedies generally.

        (e) Financial Information. The Company will deliver its unaudited consolidated balance sheets and related statements of operations and cash flows at and for the fiscal years ended 1995, 1996 and 1997 (the "Unaudited Annual Financial Statements") and will deliver the unaudited statements of operations and cash flows at and for the period from the end of the Company's 1997 fiscal year through February 28, 1998 (the "Unaudited Interim Financial Statements," together with the Unaudited Annual

Financial Statements, collectively referred to herein as the "Unaudited Financial Statements") within seven (7) days after the execution of this Agreement. Within thirty (30) days after the Closing Date the Company will also deliver an unaudited balance sheet as of the Closing Date (the "Unaudited Balance Sheet," together with the Unaudited Financial Statements, collectively referred to herein as the "Financial Statements"). To the best of the Knowledge and belief of the Company and the Company Shareholders, the Financial Statements will be prepared in accordance with Generally Accepted Accounting Principles ("GAAP") on a consistent basis throughout the periods indicated and with each other and will present accurately the financial condition of the Company as of the respective dates thereof and the results of operations for the periods then ended. All of the Company's general ledgers, books, and records are located at the Company's principal place of business in the State or at the offices of its accountant. Purchaser or Acquisition Sub may, at their option, elect to engage, at their own cost and expense, an accounting firm selected by them and reasonably acceptable to the Company to audit the Unaudited Financial Statements as of the Closing Date.

        (f) Deposit Accounts; Powers of Attorney. Schedule 2.1(f) hereto lists:

                (i) the name of each financial institution in which the Company has accounts or safe deposit boxes;

                (ii)  the names in which the accounts or boxes are held;

                (iii) the type of account; and

                (iv) the name of each person authorized to draw thereon or have access thereto.

        There are no persons, corporations, firms or other entities holding a general or special power of attorney from the Company.

        (g) Liabilities and Obligations. Other than as set forth in the Unaudited Financial Statements, Schedule 2.1(g) sets forth an accurate list at the date of this Agreement of all liabilities of the Company, and any significant liabilities incurred thereafter in the ordinary course of business or liabilities which are not reflected in the balance sheet of any kind, character, or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, together with, in the case of those liabilities which are not fixed, an estimate of the maximum amount which may be payable. For each such liability for which the amount is not fixed or is contested, whether in litigation or otherwise, the Company shall provide the following information:

                (i) a summary description of the liability together with the following:

                        (a) copies of all material relevant documentation relating thereto;

                        (b) amounts claimed and any other action or relief sought; and

                        (c) name of claimant and all other parties to the claim, suit, or proceeding.

                (ii) the name of each court or agency before which such claim, suit, or proceeding is pending;

                (iii) the date such claim, suit, or proceeding was instituted;

                (iv) a reasonable estimate by the Company of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the Company's best estimate shall for purposes of this Agreement be deemed to be zero.

        (h) Product and Service Warranties and Reserves. To the best of Company's and Company Shareholders' Knowledge, except as set forth in Schedule 2.1(h), there are no product warranty claims relating to sales of the Company's products occurring on or prior to the date of this Agreement. To the best of Company's and Company Shareholders' Knowledge, the only express warranties, written or oral, with respect to the products or services sold by the Company are set forth in Schedule 2.1(h).

        (i) Absence of Certain Changes and Events. Except as set forth in
Schedule 2.1(i) hereto, to the best of the Knowledge and belief of the Company and the Company Shareholders, since the date of the Unaudited Annual Financial Statements there has not been:

                (i) Any material adverse change in the financial condition, results of operation, assets, liabilities or prospects of the Company or the Business, or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

                (ii) Any transaction relating to or involving the Company, the Business, the assets of the Company or the Company Shareholders which was entered into or carried out by the Company or the Company Shareholders other than for fair consideration in the Ordinary Course of Business;

                (iii) Any change by the Company in its accounting or tax practices or procedures;

                (iv) Any incurrence of any liability, other than liabilities incurred in the Ordinary Course of Business consistent with past practices;

                (v) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of its properties (whether leased or owned), or the assets of the Company, other than sales, leases, or dispositions of goods, materials, or equipment in the Ordinary Course of Business or as contemplated by this Agreement;

                (vi) Any event permitting any of the assets or the properties of the Company (whether leased or owned) to be subjected to any pledge, encumbrance, security interest, lien, charge, or claim of any kind whatsoever (direct or indirect) (collectively, "Liens");

                (vii) Any increase in compensation or any adoption of, or increase in, any bonus, incentive compensation, pension, profit sharing, retirement, insurance, medical reimbursement or other employee benefit plan, payment or arrangement to, for, or with any employee of the Company, other than certain bonuses paid to the Company Shareholders and disclosed in writing to the Acquisition Sub and Purchaser;

                (viii) Any payment or distribution of any bonus to, or cancellation of indebtedness owing from, or incurring of any liability relating to any employees, consultants, directors, officers, or agents, or any persons related thereto, other than certain bonuses paid to the Company Shareholders;

                (ix) Any notice (written or unwritten) from any employee of the Company that such employee has terminated, or intends to terminate, such employee's employment with the Company;

                (x) Any adverse relationship or condition with Suppliers (as defined in Section 2.1 (q)(i) hereof), vendors, or Customers (as defined in Section 2.1(ee) hereof) that may have an adverse effect on the Company, the Business, or the assets of the Company;

                (xi) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has had an adverse effect on the Company, the properties (whether leased or owned), the Business, or the assets of the Company or any such event which could be expected to have an adverse effect on the Company, the properties (whether leased or owned), the Business, or the assets of the Company;

                (xii) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition, or provision of any contract, agreement, license, or other instrument to which the Company or a Company Shareholder is a party and relating to or affecting the Business or the assets of the Company other than any satisfaction by performance in accordance with the terms thereof in the Ordinary Course of Business;

                (xiii) Any discharge or satisfaction of any Lien or payment of any liabilities, other than in the Ordinary Course of Business;

                (xiv) Any waiver of any rights of substantial value by the Company, other than waivers having no material adverse effect on the Company;

                (xv) Any issuance of equity securities of the Company or any issuance of warrants, calls, options or other rights calling for the issuance, sale, or delivery of the Company's equity securities;

                (xvi) Any declaration of any dividend or any distribution of any shares of its capital stock, or redemption, purchase, or other acquisition of any shares of its capital stock or any grant of an option, warrant, or other right to purchase or acquire any such shares;

                (xvii) Any amendment, or agreement to amend, the Company's Articles of Incorporation or Bylaws, or any merger or consolidation with, or any agreement to merge or consolidate with, any other corporation, partnership, limited liability company or any other entity;

                (xviii) Any reduction, or agreement to reduce, the cash or short-term investments of the Company, other than to meet cash needs arising in the Ordinary Course of Business;

                (xix) Any work interruptions, labor grievances or claims filed, proposed law or regulation or any event of any character, materially adversely affecting the Business or future prospects of the Company;

                (xx)   Any revaluation by the Company of any of its assets;

                (xxi) Any loan by the Company to any person or entity, or any guaranty by the Company of any loan; or

                (xxii) To the best Knowledge of the Company and the Company Shareholders, any other event or condition of any character which materially adversely affects, or reasonably may be expected to so affect, the assets of the Company, the Business, or the properties (whether leased or owned) of the Company.

        (j) Inventory. Schedule 2.1(j) sets forth the reasonable value of the Company's inventory. All inventory is owned by the Company, including all goods customarily sold and/or rented by the Company in connection with the Business (whether located on the premises of the Company, in transit to or from such premises, in other storage facilities, or otherwise) (collectively, the "Inventory"), and the Company maintains appropriate records of such inventory. The Company has continued to replenish the Inventory in a normal and customary manner consistent with past practices. To the Knowledge of the Company and the Company Shareholders, the Company has not received written or oral notice that the Company will experience in the future any difficulty in obtaining, in the desired quantity and quality and upon reasonable terms and conditions, the vehicles, materials, supplies, or equipment required for the Business.

        (k) Taxes.

                (i)     Definitions. For purposes of this Agreement:

                        (a) the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and
                        (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                        (b) the term "Returns" means all returns, declarations, reports, statements, claims for refund and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

                (ii) To the best of the Knowledge and belief of the Company and the Company Shareholders, the Company has properly completed and filed on a timely basis (including extensions) and in correct form all Returns required to be filed on or prior to the Closing Date. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon. In particular, to the best of the Knowledge of the Company and the Company Shareholders, the foregoing Returns are not subject to unpaid penalties under Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code"), relating to accuracy-related penalties (or any corresponding provision of state, local or foreign Tax law) or any other unpaid penalties.

                (iii) To the best of the Knowledge and belief of the Company and the Company Shareholders, with respect to all amounts in respect of Taxes imposed upon the Company, or for which the Company is liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods ending on or before the Closing Date and portions of periods commencing before the Closing Date and ending after the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Company to taxing authorities or others on or before the Closing Date have been paid, and all such amounts required to be paid by the Company to taxing authorities or others after the Closing which have not been paid are reflected on the Financial Statements of the Company.

                (iv) No notices raising tax issues have been received by the Company from any taxing authority in connection with any of the Returns. No extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from the Company. Schedule 2.1(l)(iv) sets forth taxable years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which required Returns have not yet been filed. Except to the extent indicated in Schedule 2.1(l)(iv), all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements of the Company, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financial Statements of the Company.

                (v) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

                (vi) The Company is not a party to or bound by (nor will the Company become a party to or become bound by) any tax indemnity, tax sharing or tax allocation agreement.

                (vii) The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

                (viii) The Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.

                (ix) None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

                (x) None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                (xi) The Company has not made and will not make a deemed dividend election under Treas. Reg. ss.1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code.

                (xii) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise.

                (xiii) None of the Company Shareholders is other than a United States person within the meaning of the Code.

                (xiv) The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

                (xv) The Company's tax basis of each of its assets is reflected in its Unaudited Financial Statements.

                (xvi) All elections with respect to Taxes made during the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 are reflected on the Returns for such periods, copies of which have been provided to Purchaser.

(l) Employee Payments.

                (i) The hours worked by and payments made to the Company's employees have not been in violation in any respect of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters.

                (ii) All payments due from the Company on account of employee health and welfare insurance have been paid or accrued.

                (iii) All severance, sick, or vacation payments by the Company, which are or were due under the terms of any agreement or otherwise have been paid or are described in Schedule 2.1(l)(iii).

        (m) Compliance With Law. The Company has complied and is in compliance with all applicable zoning decisions and, to the best of the Knowledge of the Company and the Company Shareholders, has complied and is in compliance with all applicable federal, state, and local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions. To the best of the Knowledge and belief of the Company and the Company Shareholders, the Company has been granted all licenses, permits (temporary and otherwise), authorizations, and approvals from federal, state, and local government regulatory or zoning bodies necessary to carry on the Business and maintain the assets of the Company, all of which are currently valid and in full force and effect. All such licenses, permits, authorizations and approvals shall be valid and in full force and effect upon the consummation of the transactions contemplated by this Agreement to the same extent as if the Company prior to the Closing Date were continuing the Business and operations of the Company. To the best of the Knowledge and belief of the Company and the Company Shareholders, there is no order issued, or proceeding pending or threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal state, local, or foreign court or governmental agency or instrumentality applicable to the Company. The Company has valid business licenses to carry on its operations.

        (n) No Disclosure Items. Except as otherwise indicated in Schedule 2.1(n), there is no adverse information with respect to the Company, the Company Shareholder(s) or any officer, director or employee of the Company which information would require disclosure in connection with a filing by the Company under the federal securities acts. Neither the Company nor any Company Shareholder has failed to disclose any material fact which would be required to be disclosed for purposes of a proxy statement or other communication involved in a public offering in accordance with the provisions of Rule 10b-5 or Rule 14a-9(a) of the U.S. Securities and Exchange Commission.

        (o) Governmental Consents. To the best of the Knowledge of the Company and the Company Shareholders, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, local, or provincial governmental authority on the part of the Company or the Company Shareholders is required in connection with the consummation of the transactions contemplated hereunder.

        (p) Intellectual Property.

                (i) The Company and its subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of the Company and its subsidiaries as presently conducted and as presently proposed to be conducted by the Managing Shareholder. Each item of Intellectual Property owned or used by any of the Company and its subsidiaries immediately prior to the closing hereunder will be owned or available for use by the Company, its subsidiaries, Surviving Corporation or its subsidiaries on identical terms and conditions immediately subsequent to the closing hereunder. Each of the Company and its subsidiaries has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                (ii) None of the Company and its subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Company Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the company and its subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Company Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Company and its subsidiaries.

                (iii) Schedule 2.1(p)(iii) identifies each patent or registration which has been issued to any of the Company and its subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Company and its subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of the Company and its subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to the Acquisition Sub correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permission (as amended to date) and has made available to the Acquisition Sub correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 2.1(p)(iii) also identifies each trade name or unregistered trademark used by any of the Company and its subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Schedule 2.1(p)(iii):

                        (a) the Company and its subsidiaries possess all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

                        (b) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (c) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Company Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                        (d) none of the Company and its subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                (iv) Schedule 2.1(p)(iv) identifies each item of Intellectual Property that any third party owns and that any of the Company and its subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Purchaser and Acquisition Sub correct and complete copies of all such licenses, sublicenses, agreements, and permission (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 2.1(p)(iv):

                        (a) the license, sublicense, agreement, or permission covering the item is legal valid, binding, enforceable, and in full force and effect.

                        (b) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to above);

                        (c) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach of default or permit termination, modification, or acceleration thereunder;

                        (d) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                        (e) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                        (f) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (g) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Company Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its subsidiaries, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                        (h) none of the Company and its subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                (v) None of the Company Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the company and its subsidiaries has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Company and its subsidiaries.

        (q) Restrictive Documents or Orders. To the best of the Knowledge of the Company and the Company Shareholders, the Company is not a party to nor bound under any agreement, contract, order, judgment, or decree, or any similar restriction which adversely affects, or reasonably could be expected to adversely affect (i) the continued operation by Surviving Corporation of the Business and operations of the Company on and after the Closing Date on substantially the same basis as said business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement.

        (r) Contracts and Commitments.

                (i) Schedule 2.1(r)(i) hereto sets forth a list of all material written agreements and contracts, contract rights, licenses, and other executory commitments (written or unwritten if known or if the Company or the Company Shareholders reasonably should have known) other than purchase and sale orders and quotations (collectively, the "Contracts") including, without limitation, those contracts with insurance companies, credit companies, governmental agencies, rental agencies, and all others under which the Company is supplied with materials, supplies, or equipment ("Materials") (such suppliers shall be referred to herein as "Suppliers") to which the

        Company is a party or to which any of the assets of the Company are subject. To the best of the Knowledge and belief of the Company and the Company Shareholders, there are no oral agreements or commitments that would have a material adverse effect on the Company.

                (ii) The Company Shareholders and the Company have performed all of their obligations under the terms of each Contract, and are not in default thereunder, except as described in Schedule 2.1(r)(ii). No event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such Contract. Each such Contract is valid and binding on all parties thereto and in full force and effect, and each Contract will continue to be valid and binding on identical terms following the consummation of the transaction contemplated hereby. The Company has received no written or unwritten notice of default, cancellation, or termination in connection with any such Contract. The Company is not now and has never been a party to any governmental contracts subject to price redetermination or renegotiation.

                (iii) There has not been any notice (written or unwritten) from any Supplier that any such Supplier will not continue to supply the current level and type of Materials currently being provided by such Supplier upon the same terms and conditions.

        (s) Debt. Schedule 2.1(s) sets forth a list of all agreements for the incurring of indebtedness for borrowed money and all agreements relating to industrial development bonds to which the Company is a party or guarantor. None of the obligations pursuant to such agreements are subject to acceleration by reason of the consummation of the transactions contemplated hereby, nor would the execution of this Agreement or the consummation of the transactions contemplated hereby result in any default under such agreements. The Company has furnished Purchaser and Acquisition Sub with true and correct copies of each such agreement listed in Schedule 2.1(s). The Company is not in default under any of the agreements listed thereon, nor is the Company aware of any event that, with the passage of time, or notice, or both, would result in an event of default thereunder.

        (t) Related Property. Schedule 2.1(t)(i) hereto lists all of the Company's ownership interests (except for leasehold interests set forth in Schedule 2.1(gg)) in real property, machinery, equipment, tooling, furniture, fixtures, motor vehicles, supplies, spare parts, computer equipment, printers, copiers, software, telecommunications equipment, miscellaneous supplies, tools, repair and maintenance parts, chemicals, and fixed assets related to the Business and operations of the Company (the "Related Property"). To the best Knowledge of the Company and the Company Shareholders, all of the Related Property is in good operating condition, normal wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used.
Schedule 2.1(t)(ii) hereto lists certain property that belongs solely to and shall be retained by the Company Shareholders.

        (u) Assets. The assets of the Company include all the assets necessary to operate the Business in the same manner as the Business was operated by the Company immediately prior to the Closing Date, and none of the Company Shareholders, nor any family member or entity affiliated with the Company Shareholders or any such family member, owns, or has any interest in, any asset used in the operation of the Company.

        (v) Title to the Property. The Company has good and marketable title to the assets of the Company (including, but not limited to the Related Property) and a valid and subsisting leasehold interest in all leased property. Except as described in Schedule 2.1(v), the Company owns all of its assets and property free and clear of any lien.

        (w) Litigation. Except as described in Schedule 2.1(w), none of the Company, the Company Shareholders nor any of the Company's officers or directors is engaged in, or has received any threat of, any litigation, arbitration, investigation, or other proceeding relating to the Company, any of the Company Shareholders, or the Company's officers, directors, employees, benefit plans, properties, Proprietary Rights, the Business, or the assets, licenses, permits, or goodwill of the Company; or against or affecting this Agreement, the Related Agreements or the actions taken or contemplated in connection herewith and therewith, nor, to the best of each's Knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding, or (to the best Knowledge of the Company and the Company Shareholders) investigation pending or threatened against the Company, or any of the Company Shareholders, or the officers or directors of the Company, that questions the validity of this Agreement, the Related Agreements, or the right of the Company or the Company Shareholders to enter into this Agreement, the Related Agreements, any documents to be delivered in connection with the Closing, or to consummate the transactions contemplated hereby or thereby, or which might result in any adverse change in the assets of the Company, the Business, conditions, or properties of the Company, or the financial condition of the Company or the Company Shareholders. There is no action, suit, proceeding, or investigation by the Company or the Company Shareholders currently pending or which any of them currently intends to initiate. None of the Company, the Company Shareholders, nor any of the Company's officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a material adverse effect on the Business or the assets of the Company.

        (x) No Conflict or Default. To the best of the Knowledge and belief of the Company and the Company Shareholders, neither the execution and delivery of this Agreement or the Related Agreements, nor compliance with the terms and provisions hereof and thereof including, without limitation, the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation, or ordinance of any governmental or administrative authority, or conflict with or result in the breach of any term, condition, or provision of the Company's Articles of Incorporation or Bylaws, as presently in effect, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which the Company or the Company Shareholders is a party or by which it or he or any of the assets of the Company are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

        (y) Consents. To the best of the Knowledge and belief of the Company and the Company Shareholders, no consent, approval, or authorization of any person, agency or third party or on the part of the Company or the Company Shareholders is required in connection with the consummation of the transactions contemplated hereunder.

        (z) Labor Relations.

                (i) To the best of the Knowledge and belief of the Company and the Company Shareholders, with respect to the Business and operation of the Company, the Company has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

                (ii) There are no labor controversies pending or, to the Knowledge of the Company or the Company Shareholders, threatened between the Company and any of its employees (the "Employees") or any labor union or other collective bargaining unit representing any of the Employees.

                (iii) The Company has never entered into a collective bargaining agreement or other labor union contract relating to the Business and applicable to the Employees.

                (iv) Except as set forth in Schedule 2.1(z), there are no written employment or separation agreements, or oral employment or separation agreements other than (1) those establishing an "at will" employment relationship between the Company and any of the Employees and which do not provide for any advance notice requirements to terminate an Employee's employment or any severance or salary or benefits continuation obligations on the part of the Company and (2) any unknown future claims for wrongful termination based upon a theory of implied agreements arising out of course of conduct.

        (aa) Brokers' and Finders' Fees/Contractual Limitations. Neither the Company Shareholders nor the Company is obligated to pay any other fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement, the Related Agreements, or in connection with any transactions contemplated hereby and thereby. None of the Company Shareholders, the Company, or any officer, director, employee, agent, or representative of the Company (collectively, the "Representatives") is or has been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts the Company, the Company Shareholders or the Representatives from negotiating, entering into, and consummating this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby.

        (bb) Environmental and Safety Matters.

                (i) To the best of the Knowledge and belief of the Company and the Company Shareholders, the Company has all permits, licenses, approvals and registrations required to be issued under applicable Environmental Laws including federal, state and local laws, statutes and regulations relating to the protection of human health, safety, the environment and natural resources and, to the best of the Knowledge of the Company and the Company Shareholders, is in compliance with the terms and conditions thereunder. To the best of the Knowledge and belief of the Company and the Company Shareholders, the Company is in compliance with and there are no past or present conditions, activities, actions, or plans which may prevent compliance with, any current or past law related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the release, emission, or discharge of any hazardous substance or hazardous waste ("Hazardous Substance Issues") or any regulations, plans, judgments, injunctions, or notices promulgated or approved thereunder: (1) which are applicable to the operations of the Company, or the Company Shareholders, or the property owned or leased by the Company or the Company Shareholders, or the assets of the Company, or the Business or operations of the Company, or (2) which may give rise to any liability of the Company, or the Company Shareholders or otherwise form the basis of any ongoing or threatened claims, actions, demands, suits, proceedings, hearings, studies, or investigations against or relating to the Company, the property owned or leased by the

        Company or the Company Shareholders, or the Business, or the assets of the Company, that are based on or related to any Hazardous Substance Issues.

                (ii) To the best of the Knowledge of the Company and the Company Shareholders, no release of a hazardous substance has come to be located on or beneath and remain located on or beneath any of the real property upon which the Business is conducted or upon which any of the property owned or leased currently or in the past by the Company or the Company Shareholders or any predecessor which relates to the Business or operations of the Company are held or maintained.

                (iii) Schedule 2.1(bb) sets forth all reports, studies, and evaluations conducted by the Company or the Company Shareholders, or received by the Company or the Company Shareholders with respect to such matters.

                (iv) Neither the Company nor any of the Company Shareholders has any Knowledge of the possible or actual presence, disposal, release or threatened release of any hazardous substance or hazardous waste on or under any adjacent properties.

                (v) To the best of the Knowledge of the Company and the Company Shareholders, the Company has not been alleged to be in violation of, or been subject to any administrative, judicial, or regulatory proceeding pursuant to, any applicable Environmental Laws either now or any time during the past. No Claims (as hereinafter defined) have been or are currently asserted against the Company based on the Company's or any of the Company Shareholders' acts or failures to act prior to the Closing Date with respect to hazardous substances or hazardous wastes. As used herein, "Claim" shall mean any and all claims, demands, orders, causes of action, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees, and any other expenses incurred, assessed or sustained by or against the Company or the Company Shareholders.

                (vi) To the best of the Knowledge of the Company and the Company Shareholders, none of the properties owned, leased, or operated by the Company or any predecessor thereof are now, or were in the past, listed on the National Priorities List of Superfund Sites, the Comprehensive Environmental Response, Compensation and Liability Information System, or any other state or local environmental database.

        (cc) Certain Payments. To the best of the Company's and Company Shareholders' Knowledge, the Company has not, and no person directly or indirectly on behalf of the Company has, made or received any payment that was not legal to make or receive.

        (dd) Customers. To the best of the Knowledge and belief of the Company and the Company Shareholders, Schedule 2.1(dd) hereto lists all of the customers of the Company for the year 1997 to date (such customers referred to herein individually as a "Customer"). No single Customer of the Company accounted for more than ten percent (10%) of the net sales or rentals of the Company (calculated on a unit basis) during 1997 except as set forth in Schedule 2.1(dd). The Company has furnished Purchaser and Acquisition Sub with complete and accurate copies or descriptions of all current agreements (written or unwritten) with such Customers. Neither the Company nor any of the Company Shareholders is aware of any event, happening, or fact which would lead it or him to believe that any of such Customers will not continue its current level of purchases and/or rentals after the Closing Date.

        (ee) Books and Records. The books and records of the Company to which Purchaser and Acquisition Sub and their accountants and attorneys have been given access are the true books and records of the Company and truly and fairly reflect the underlying facts and transactions in all respects.

        (ff) Complete Disclosure. To the best of the Knowledge and belief of the Company and the Company Shareholders, no representation or warranty by the Company or the Company Shareholders in this Agreement, and no exhibit, schedule, statement, certificate, or other writing furnished to Purchaser and Acquisition Sub pursuant to this Agreement or the Related Agreements or in connection with the transactions contemplated hereby and thereby, contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein and therein not materially misleading. If the Company or any of the Company Shareholders becomes aware of any fact or circumstance which would change a representation or warranty of the Company or the Shareholders, the Company and the Shareholders shall immediately give notice of such fact or circumstance to Purchaser and Acquisition Sub. However, such notification shall not relieve either the Company or the Shareholders of their respective obligations under this Agreement.

        (gg) Leased Properties. The Financial Statements and Schedule 2.1(gg) hereto together list all personal property (including equipment leases) and real property leased by the Company or by the Company Shareholders in connection with the Business (the "Leased Properties") and the aggregate annual rent or other fees payable under all such leases. The Company has a valid leasehold or ownership interest in all of the Leased Properties, free and clear of any liens. The negotiation and consummation of this Agreement and the transactions contemplated hereby will not result in any penalties, the acceleration of payments or the termination of any lease of Leased Properties.

        (hh) Employees and Employee Benefit Plans.

                (i) Other than as set forth in Schedule 2.1(hh) hereto, the Company is not a party to any pension, profit sharing, savings, retirement or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan or other employee welfare benefit plan, or to any collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees' association or similar organization. The Company is not a party to, nor has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                (ii) With respect to each such plan set forth in Schedule 2.1(hh) (a "Plan"), the Company has furnished to Purchaser, Acquisition Sub or their counsel complete and accurate copies of the Plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications). With respect to each Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports and, to the best of Company's and Company Shareholders' Knowledge, has properly and timely posted, or distributed all notices and reports to employees required to be filed, posted, or distributed with respect to each Plan. Each Plan has at all times been properly and completely funded by the Company and has been operated and administered in all respects in accordance with its terms and all applicable laws, including, but not limited to, ERISA and the Code.

                (iii) All Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 2.1(hh) hereof. Except as disclosed on Schedule 2.1(hh), all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries have been timely filed and distributed, and copies thereof are included as part of Schedule 2.1(hh) hereof. The Company further represents that:

                        (a) there have been no terminations, partial terminations, or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

                        (b) no such plan listed in Schedule 2.1(hh) subject to the provisions of Title IV of ERISA has been terminated;

                        (c) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in Schedule 2.1(hh); and

                        (d) The Company has not incurred any liability under
                        Section 4062 of ERISA.

                (iv) Neither the Company nor any of the Company Shareholders has made any oral or written communications to its current or former employees that guarantee current or former employees continuation of employer-provided benefits or retirement coverage under the Company's welfare benefit plans or which would have any effect on the Surviving Corporation's ability to terminate retiree or any other benefits to all current or former employees.

                (v) To the best of the Knowledge of the Company and the Company Shareholders, the Company has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 applicable to its Employees prior to the Closing Date or any prior actions of or transactions entered into by the Company or the Company Shareholders.

        (ii) Compensation. The Company has delivered to Purchaser and Acquisition Sub an accurate schedule, attached to this Agreement as Schedule 2.1
(ii), showing all officers, directors, and key employees of the Company and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation, respectively) of the directors, officers, and key employees.

        (jj) Insurance. The Company maintains policies of insurance covering the assets of the Company, properties, and Business in types and amounts as set forth in Schedule 2.1(jj). To the best of the Knowledge and belief of the Company and the Company Shareholders, the Company is in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated and the Company has not received any written notice of cancellation of any such policies. Schedule 2.1(jj) lists and describes all the Company insurance policies in effect immediately prior to the time of Closing. To the Knowledge of the Company and the Company Shareholders, such policies are with reputable insurers and are in amounts sufficient for the prudent protection of the properties and the Business of the Company.

        (kk) Accounts and Notes Receivable. Schedule 2.1(kk) hereto sets forth all accounts and notes receivable of the Company ("Accounts Receivable").
Schedule 2.1(kk) shows the aging of Accounts Receivable in amounts due in thirty-day aging categories. All Accounts Receivable represent sales or rentals actually made or services actually performed in the ordinary and usual course of the Company's business.

        (ll) Representations and Warranties on the Closing Date. The Company's and the Company Shareholders' representations and warranties contained in this
Article II shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on such date, except to the extent any such representations and warranties were made as of a specified date, in which case such representations and warranties shall continue on the Closing Date to have been true in all material respects as of such specified date.

        Section 2.2 Representations and Warranties of Acquisition Sub and Purchaser. Acquisition Sub and Purchaser hereby represent and warrant to the Company and the Company Shareholders that immediately prior to the time of
Closing:

        (a) Organization and Standing. Acquisition Sub is a corporation duly organized and validly existing under the laws of the State of Georgia, and has all requisite power and authority to lease, own, and operate its properties and carry on its business and operations and to directly own, lease, and operate its assets. Acquisition Sub has delivered to the Company complete and accurate copies of its Certificate of Incorporation and Bylaws and all amendments thereto, and all minutes and actions of its Boards of Directors and shareholders. Acquisition Sub is not in violation of any of the provisions of its Certificates of Incorporation or Bylaws.

        (b) Capitalization and Ownership. The authorized and outstanding capital stock of Purchaser and its par value per share are as set forth on Purchaser's Registration Statement on Form S-1, as updated and amended by reports filed with the SEC pursuant to the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934. The shares of Purchaser Common Stock set forth in such Registration Statement and subsequent reports and filings made with the SEC constitute all of the shares of capital stock of the Purchaser issued and outstanding and have been duly authorized and validly issued, fully paid and nonassessable, and to the best of the Knowledge and belief of Purchaser, issued in compliance with all applicable federal and state securities laws. Except as provided in such Registration Statement and subsequent reports and filings made with the SEC, there are no outstanding subscriptions, warrants, calls, options, conversion rights, rights of exchange or other commitments, plans, agreements, or arrangements of any nature under which the Purchaser may be obligated to issue, assign, exchange, purchase, redeem or transfer any shares of its capital stock, and there are no shareholders' agreements to which the Purchaser or its shareholders is a party, or proxies, voting trust agreements or similar agreements or options executed by Purchaser or to which the Purchaser Common Stock is subject. Except as provided in such Registration Statement and subsequent reports and filings made with the SEC, there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Purchaser obligating Purchaser or, to the best Knowledge of Purchaser, its shareholders to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Upon issuance of shares of Purchaser Common Stock, as set forth herein, the Company Shareholders shall acquire good and marketable title to the shares of Purchaser Common Stock, free and clear of any liens, pledges, encumbrances, security interests, charges, equities or restrictions of any nature imposed by Purchaser, except as set forth in this Agreement. All of the issued and outstanding capital stock of Acquisition Sub is owned by Purchaser. All of the issued and outstanding capital stock of Acquisition Sub has been duly authorized and validly issued, is fully paid and nonassessable, was offered, issued, sold and delivered by Acquisition Sub in compliance with all applicable state and federal laws concerning the issuance of securities, and was not issued in violation of the preemptive rights of any past or present shareholder. No capital stock of Acquisition Sub will be conveyed to the Company Shareholders in the Merger. Within a reasonable time prior to Closing, Purchaser will provide to Company Shareholders copies of its Registration Statement on Form S-1 and copies of all subsequent Forms 10-K and 10-Q, to the extent that such copies are reasonably available to Purchaser.

        (c) Authorization. Acquisition Sub and Purchaser have full corporate power and authority to enter into this Agreement, the Related Agreements, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement and the Related Agreements. Acquisition Sub and Purchaser have taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and the Related Agreements. This Agreement and the Related Agreements constitute valid and binding obligations of Acquisition Sub, enforceable in accordance with their respective terms; except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, and other laws and remedies.

        (d) Brokers' and Finders' Fees/Contractual Limitations. Neither Purchaser nor Acquisition Sub is obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement, the Related Agreements, or in connection with any transactions contemplated hereby. Neither Purchaser, Acquisition Sub nor any officer, director, employee, agent, or representative of Purchaser or Acquisition Sub (collectively, the "Acquisition Sub Representatives") is or has been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts Purchaser, Acquisition Sub or the Acquisition Sub Representatives from negotiating, entering into, and consummating this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby.

        (e) Governmental Consents. To the best of the Knowledge of Purchaser and Acquisition Sub, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, local, or provincial governmental authority on the part of Acquisition Sub or Purchaser is required in connection with the consummation of the transactions contemplated hereunder.

        (f) Complete Disclosure. To the best of the Knowledge and belief of Purchaser and Acquisition Sub, no representation or warranty by Purchaser or Acquisition Sub in this Agreement, and no exhibit, schedule, statement, certificate, or other writing furnished to Company and Company Shareholders pursuant to this Agreement or the Related Agreements or in connection with the transactions contemplated hereby and thereby, contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein and therein not materially misleading. If Purchaser or Acquisition Sub becomes aware of any fact or circumstance which would change a representation or warranty of Purchaser or Acquisition Sub, Purchaser and Acquisition Sub shall immediately give notice of such fact or circumstance to Company and Company Shareholders. However, such notification shall not relieve either Purchaser or Acquisition Sub of their respective obligations under this Agreement.

        Section 2.3 Disclosure. Disclosure of any item on any schedule hereto shall be deemed adequate disclosure of such item on all other schedules, provided a specific cross-reference is set forth in each such other schedule.

        Section 2.4 Investment Representation of Company Shareholders. Each Company Shareholder (i) understands that the shares of Purchaser Common Stock have not been, and will not be, registered under the Securities Act of 1933, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
(ii) is acquiring the shares of Purchaser Common Stock solely for his or its own account for investment purposes, and not with a view of the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchaser Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Purchaser Common Stock, and (vi) is an Accredited Investor for the reasons set forth in the annexed subscription documents and investment letter.

                                  ARTICLE III

                                   COVENANTS

        Section 3.1 Covenants Against Disclosure.

        (a) The terms and provisions of this Agreement, and any information heretofore disclosed or to be disclosed in the future in connection herewith by any party hereto to any other party, other than information which is in the public domain or which the disclosing party authorizes the receiving party in writing to disclose (such terms, provisions and information herein called the "Confidential Material") shall be treated confidentially by the parties; provided that any party may disclose Confidential Material of another party to the receiving party's employees, accountants, attorneys and advisors, including personal financial planners and advisors, who need to know the same (it being understood that they shall be informed by the receiving party of the confidential nature of the Confidential Material, and that the receiving party shall cause them to treat the same confidentially), and otherwise to the extent required by law; and provided further that any party may disclose the terms and provisions of this Agreement after the later of six months after the Closing Date or December 31, 1998.

        (b) Furthermore, the parties may disclose the terms of this Agreement to the managing shareholder and company shareholders of Martec, Inc., a California corporation, and to the managing shareholder and company shareholders of New England Computer Graphics, Inc., a Massachusetts corporation, and their attorneys and accountants for the purpose of arriving at an agreement acceptable to all parties. The parties acknowledge that remedies at law would be inadequate to enforce the covenants contained in this Section 3.1 and therefore agree that a party aggrieved hereunder may enforce such covenants through the remedy of specific performance or other equitable relief. Should an aggrieved party have cause to seek such relief, no bond shall be required, and the breaching party shall pay all attorney's fees and court costs which the aggrieved party may incur in enforcing the provisions of this Section.

        (c) The parties shall, by mutual agreement, draft a press release for public dissemination. No party shall disseminate (except to the parties to this Agreement) any press release or announcement concerning the transactions contemplated by this Agreement or the Related Agreements or the parties hereto or thereto without the prior written consent of the Company, Purchaser and Acquisition Sub, except as required by law.

        Section 3.2 Access to Information. Through April 1, 1998 (or such later Closing Date as may be established), the Company will give Purchaser, Acquisition Sub and their accountants, legal counsel, and other representatives reasonable access, during normal business hours, at times mutually agreeable among the parties, to all of the properties, books, contracts, commitments, and records relating to the Business and the Company and to all officers and managers of the Company, and the Company will furnish to Purchaser and Acquisition Sub, their accountants, legal counsel and other representatives, at the Company's expense (which expense shall not include the costs and fees of Acquisition Sub's or Purchaser's accountants, legal counsel, and other representatives), all such information that Company and the Company Shareholders are reasonably able to produce concerning the Business or the Company as Acquisition Sub and Purchaser may request. Acquisition Sub and Purchaser agree to indemnify and hold the Company harmless from and against loss or damage the Company may incur as a result of Purchaser's or Acquisition Sub's activities or the activities of their agents, representatives or designees upon property owned or occupied by the Company and against any and all claims for death or injury to persons or properties arising out of or connected with Purchaser's or Acquisition Sub's (or their agents', representatives' or designees') going upon such property pursuant to the provisions of this Agreement. Such indemnification shall be provided in accordance with the provisions of Article V hereof.

        Section 3.3 Interim Period.

        (a) During the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, the Company agrees that it will, except as set forth on Schedule 3.3(a):

                (i) carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

                (ii) maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                (iii) perform all of its respective obligations under agreements relating to or affecting its respective assets, properties, or rights;

                (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

                (v) use its best efforts to maintain and preserve its business organization intact, retain its respective present key employees, and maintain its respective relationships with suppliers, customers, and others having business relations with it;

                (vi) maintain compliance with all permits laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies, and similar governmental authorities;

                (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

                (viii) maintain present salaries and commission levels for all officers, directors, employees and agents.

        (b) During the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, the Company agrees that it will not, except as set forth on Schedule 3.3(b):

                (i) make any change in its Certificate or Articles of Incorporation or Bylaws;

                (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

                (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock or declare any dividends or make any distributions (other than S Corporation distributions), nor pay out any extraordinary bonuses in excess of pro rata bonuses customarily paid, or fees, or commissions to the Shareholders, directors, management or other personnel;

                (iv) sell, assign, lease, or otherwise transfer or dispose of any property or equipment except in the normal course of business;

                (v) negotiate for the acquisition of any business or the start-up of any new business;

                (vi) merge or consolidate or agree to merge or consolidate with or into any other corporation;

                (vii)  waive any material rights or claims;

                (viii) commit a material breach of or amend or terminate any material agreement or Permit;

                (ix) enter into any other transaction outside the ordinary course of its business consistent with past business practice or prohibited hereunder; or

                (x) change its accounts receivable collection practice or factor its accounts receivable in any way.

        Section 3.4 Completion of Schedules. The parties acknowledge that all of the Schedules hereto may not be completed as of the date of execution of this Agreement. All missing or incomplete schedules shall be compiled and agreed upon within 15 days after execution of this Agreement.

        Section 3.5 On and After Closing.

        (a) On and after the Closing Date, none of the shares of stock of Purchaser which are subject to the escrow provisions of this Agreement shall be transferred or pledged except pursuant to the provisions of this Agreement. The voting rights with respect to such shares shall be exercisable by the owners of such shares. Dividends, if any, declared on the Purchaser Common Stock during the effectiveness of such escrow provisions shall be paid to and reinvested by the escrow agent as the parties shall agree.

        (b) After the Closing Date, the Managing Shareholder and Surviving Corporation agree that they will not without the consent of Purchaser, which consent shall not be unreasonably withheld:

                (i) enter into any contract or commitment or incur, or agree to incur, any liability or make any capital expenditures, except in the normal course of business consistent with past practice involving amounts less than $5,000;

                (ii) create, assume, or permit to exist mortgage, pledge, or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $10,000 necessary or desirable for the conduct of the businesses of the Company, (2) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested taxes adequate reserves have been established and are being maintained) or materialmen's, mechanics', workers', repairmen's, employees', or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens"), or (3) liens set forth on Schedule 2.1(v) hereto;

        Section 3.6 Continuity of Business Enterprise. Surviving Company will continue a historic business of the Company, or use or cause to be used, a significant portion of the Company's business, in a manner which satisfies the continuity of business enterprise requirement at Treas. Reg. (0) 1.365-1(d).

        Section 3.7 Non-Solicitation.

        (a) Except as set forth on Exhibit 3.7(a) hereto, commencing as of the Closing Date and continuing for three (3) years thereafter, each of the Company Shareholders agrees that it/he shall not engage (except in its/his respective capacity as an employee of Surviving Corporation, Purchaser, or a subsidiary of either Surviving Corporation or Purchaser, if applicable), directly or indirectly, whether on its/his own account or as a shareholder (other than as a less than 1 % shareholder of a publicly-held company), partner, joint venturer, employee, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities:

                (i) Solicit or attempt to solicit customers, suppliers, or business patronage of the Company, Surviving Corporation, the Business of either Surviving Corporation or Purchaser, or any of their affiliates for the purpose of inducing him, her or it to purchase or receive products or services competitive with those offered by Surviving Corporation or Purchaser (provided, however, that this restriction shall apply only to customers with whom such Company Shareholder had material contact in connection with services provided by the

        Company Shareholder for or on behalf of the Company within the three years prior to the date of this Agreement); or,

                (ii) Encourage or solicit any Employees of or service providers to Surviving Corporation, Purchaser, the Business of either Surviving Corporation or Purchaser, or any of their affiliates to leave the employment of or terminate their service relationship with Surviving Corporation, Purchaser or any of their affiliates for any reason.

        (b) All proprietary and confidential data or information (whether in tangible form or held as personal knowledge) of the Company pertaining to its business, other than Trade Secrets (as defined below), which is not generally known to the public, including, without limitation, information regarding the Company's customers or prospective customers (such as lists containing the names, addresses, and telephone numbers and/or account information of customers and prospective customers), marketing plans and methods, short-term and long-term business plans, research and development, manufacturing costs and processes, pricing, cost or profit factors, quality programs, contracts and bids, or personnel gained by a Company Shareholder as a result of his, her or its relationship with the Company shall be considered "Company Confidential Information". The Company Shareholders shall regard and treat each item constituting Company Confidential Information as strictly confidential and wholly-owned by Surviving Corporation and Purchaser until the third anniversary of the Closing Date, and the Company Shareholders shall not, for any reason in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any such item or information to any entity for any purpose other than strictly in accordance with the express terms of this Agreement.

        (c) All information constituting "trade secrets" of the Company as generally recognized under applicable law shall be considered "Company Trade Secrets". The Company Shareholders, at all times during which such item continues to constitute a Company Trade Secret, shall regard and treat each item constituting a Company Trade Secret as strictly confidential and wholly-owned by Surviving Corporation and Purchaser, and the Company Shareholders shall not, for any reason in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any such item or information to any entity for any purpose other than strictly in accordance with the express terms of this Agreement.

        (d) The parties agree that due to the unique nature of the services and capabilities of the Company and the Company Shareholders, there can be no adequate remedy at law for any breach of their respective obligations under this
Article III, that any such breach may allow the Company Shareholders and/or third parties to unfairly compete with Surviving Corporation, Purchaser or their affiliates resulting in irreparable harm to Surviving Corporation, Purchaser or their affiliates, and therefore, that upon any such breach or any threat thereof, Surviving Corporation, Purchaser or their affiliates shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.

        (e) Each of the Company Shareholders acknowledges, represents and warrants to Acquisition Sub and Purchaser that the covenants of each in this
Section 3.7 are reasonably necessary for the protection of Acquisition Sub's and Purchaser's interests under this Agreement and are not unduly restrictive upon him.

        Section 3.8 Registration Statement. Purchaser shall use its best efforts, when it next files with the SEC a registration statement, to prepare and file at its costs and expense such amendment to such registration statement to cover the shares of Purchaser Common Stock issuable to the Company Shareholders, and to keep same effective for a period of at least ninety(90) days so as to permit Company or the Company Shareholders, as the case may be, to resell such shares during such period of not less than ninety (90) days. Purchaser shall further use its best efforts to list the shares on the Nasdaq National Market System subject to official notice of issuance under the Securities Exchange Act of 1934.

        Section 3.9 Company Indebtedness. Acquisition Sub and Purchaser will use their best efforts to arrange with Company's banks and/or lending institutions to assign Company's line of credit or other indebtedness to Acquisition Sub and will coordinate with Company Shareholder to effect a release of Company Shareholder's personal guarantees. In the event that such attempts are unsuccessful at Closing, Purchaser shall loan to Acquisition Sub an amount sufficient to discharge such indebtedness and release such guarantees. Such loan shall bear interest at the rate being charged by the bank or lending institution whose loan is being discharged.

        Section 3.10 Further Assurances. On or after the Closing Date, each party shall prepare, execute, and deliver, at the preparer's expense, such further instruments, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to consummate, in any other manner, the terms and provisions of this Agreement.

                                   ARTICLE IV

                      CONDITIONS PRECEDENT TO OBLIGATIONS

        Section 4.1 Conditions to Obligations of Purchaser and Acquisition Sub. Each and every obligation of Purchaser and Acquisition Sub to be performed on the Closing Date shall be subject to the satisfaction on or before the Closing Date of the following conditions (unless waived in writing by Purchaser or Acquisition Sub), and the Company and the Company Shareholders shall exercise all reasonable efforts in good faith to satisfy such conditions:

        (a) Representations and Warranties. The representations and warranties of each of the Company Shareholders and the Company set forth in Section 2.1 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing Date as if such representations and warranties were made as of such date and time.

        (b) Performance of Agreement. All covenants, conditions, and other obligations under this Agreement and the Related Agreements which are to be performed or complied with by the Company or each of the Company Shareholders, as the case may be, including Boards of Directors approval and delivery of the Balance Sheet, shall have been fully performed and complied with at or prior to the Closing Date.

        (c) No Material Adverse Change. Since the date of the Unaudited Annual Financial Statements, there shall have occurred no material adverse change in the financial condition, the business, the assets of the Company, or properties of the Company which adversely affects the conduct of the Business as presently being conducted, the assets of the Company, or the financial condition or properties of the Company.

        (d) Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing Date and any applicable waiting period under any applicable federal law shall have expired.

        (e) Due Diligence Review. Purchaser and Acquisition Sub shall have completed to its reasonable satisfaction their due diligence review of the Company and its operations, the Business, the assets and financial condition of the Company, and Purchaser and Acquisition Sub shall have received favorable reviews from its advisors of the results of their due diligence review of the Business.

        (f) Certificate of President and Shareholders. The Company shall have delivered to Purchaser and Acquisition Sub a certificate executed by its President and the Company Shareholders, dated the date of the Closing Date, to the effect that the conditions set forth in subsections (a)-(d) of this Section
4.1 have been satisfied with respect to the Company and the Company
Shareholders.

        (g) Approval of Documents. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to Purchaser and Acquisition Sub under this Agreement shall be reasonably satisfactory to Purchaser and Acquisition Sub and their counsel.

        (h) Execution of Related Agreements. Purchaser and Acquisition Sub shall have received fully executed copies of the Related Agreements.

        (i) Licenses. Acquisition Sub shall have received all licenses from all appropriate governmental agencies to operate the Business in the same manner as the Company operated the Business prior to the Closing Date and shall have received a certificate, dated as of no earlier than ten (10) days prior to the Closing Date, duly issued by the appropriate governmental authority in the Company's State of Incorporation and in each state in which the Company is authorized to do business, showing that the Company is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for the Company for all periods prior to the Closing have been filed and paid. This condition shall be deemed satisfied in the event that the Acquisition Sub fails to use reasonable diligence in applying for and pursuing such licenses.

        (j) Consents. Purchaser and Acquisition Sub shall have received each and every consent, approval and waiver (if any) required for the execution of this Agreement and the consummation of the transactions contemplated hereby.

        (k) Resignations. The officers and directors of the Company shall have delivered their resignations, effective upon delivery.

        (l) Delivery of Share Certificates. The Company Shareholders shall have delivered for cancellation their certificates representing all of the outstanding Company Shares owned by each of them.

        Section 4.2 Conditions to Obligations of the Company and the Company Shareholders. Each and every obligation of the Company and the Company Shareholders to be performed on the Closing Date shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by the Company Shareholders or the Company), and Purchaser and Acquisition Sub shall exercise all reasonable efforts in good faith to satisfy such conditions:

        (a) Representations and Warranties. The representations and warranties of Acquisition Sub and Purchaser set forth in Section 2.2 of this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if such representations and warranties were made as of such date and time.

        (b) Performance of Agreement. All covenants, conditions, and other obligations under this Agreement and the Related Agreements which are to be performed or complied with by Acquisition Sub, as the case may be, including Board of Directors and shareholder approval, as applicable, shall have been fully performed and complied with at or prior to the Closing Date.

        (c) Absence of Governmental or Other Objection. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing Date and any applicable waiting period under any applicable federal law shall have expired.

        (d) Certificate of Officers. Acquisition Sub shall have delivered to the Company a certificate executed by its authorized officer, dated the date of the Closing Date, to the effect that the conditions set forth in subsections (a)-(c) of this Section 4.2 have been satisfied.

        (e) Execution of Related Agreements. The Company shall have received fully executed copies of the Related Agreements (and all other documents required hereunder).

        (f) Approval of Documents. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to the Company Shareholders under this Agreement shall be reasonably satisfactory to each of the Company Shareholders and their counsel.

                                   ARTICLE V

                                INDEMNIFICATION

        Section 5.1 Survival of Representations, Warranties, Covenants and Agreements.

        (a) All representations, warranties, covenants, and agreements of the Company, the Company Shareholders, Purchaser and Acquisition Sub shall survive the execution, delivery, and performance of this Agreement for two years from the Closing Date. All representations and warranties of the Company, the Company Shareholders, Purchaser and Acquisition Sub set forth in this Agreement shall be deemed to have been made again by the Company, the Company Shareholders, Purchaser and Acquisition Sub on and as of the Closing Date.

        (b) As used in this Article V, except as otherwise indicated in this
Article V, any reference to a representation, warranty, agreement, or covenant contained in any section of this Agreement shall include the schedule relating to such section.

        Section 5.2 Indemnification of Acquisition Sub and Purchaser. Each of the Company Shareholders hereby agrees to indemnify and hold harmless Acquisition Sub and Purchaser and their affiliates, the Company and the other Company Shareholders (collectively the "Indemnified Parties") against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against reasonably resulting from, imposed upon, or incurred or suffered by the Indemnified Parties, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by the Company or the Company Shareholders in this Agreement or the Related Agreements or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which shall be referred to as "Company Indemnifiable Claims").

        Section 5.3 Indemnification of the Company Shareholders. Acquisition Sub hereby agrees to indemnify and hold harmless each of the Company Shareholders against any and all Damages (as defined in Section 5.2 above) asserted against, reasonably resulting from, imposed upon, or incurred or suffered by such Company Shareholders, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Acquisition Sub in this Agreement or the Related Agreements or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment or any claim against the Company which is attributable to occurrences on or after the Closing Date (all of which shall be referred to as "Acquisition Sub Indemnifiable Claims").

        Section 5.4 Procedure for Indemnification with Respect to Third-Party Claims.

        (a) If any party hereto determines to seek indemnification (the party seeking such indemnification hereinafter referred to as the "Indemnified Party" and the party against whom such indemnification is sought is hereinafter referred to as the "Indemnifying Party") under this Article V with respect to Company Indemnifiable Claims where the Indemnified Party is Acquisition Sub or any of its affiliates or Acquisition Sub Indemnifiable Claims where the Indemnified Party is any of the Company Shareholders (such Claims shall be referred to herein as "Indemnifiable Claims") resulting from the assertion of liability by third parties, the Indemnified Party shall give notice to the Indemnifying Parties within 60 days of the Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party or its affiliates, and the Indemnified Party notifies the Indemnifying Parties thereof, the Indemnifying Parties will be entitled, if such Indemnifying Parties so elect by written notice delivered to the Indemnified Party within 20 days after receiving the Indemnified Party's notice, to assume the defense thereof with competent and experienced counsel subject to the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing,
(i) the Indemnified Party or its affiliates shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party or its affiliates shall reasonably determine that there is a conflict of interest between or among the Indemnified Party or its affiliates and any Indemnifying Party with respect to such Indemnifiable Claim, in which case the Indemnified Party shall select another attorney, subject to the consent of Indemnifying Party, which consent shall not be unreasonably withheld, and the fees and expenses of such counsel will be borne by such Indemnifying Parties, (ii) the Indemnified Party shall have no obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of the Indemnified Party or its affiliates to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, such Indemnifying Parties are materially prejudiced thereby; provided, however, the Indemnifying Party shall not be liable for attorneys fees and expenses incurred by the Indemnified Party prior to the Indemnified Party's giving notice to the Indemnifying Party of an Indemnifiable Claim. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

        (b) In the event that such Indemnifying Parties, within 20 days after receipt of the aforesaid notice of an Indemnifiable Claim fail to assume the defense of the Indemnified Party or its affiliates against such Indemnifiable Claim, the Indemnified Party or its affiliates shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of such Indemnifying Parties.

        (c) Notwithstanding anything in this Article V to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially adversely affect the Indemnified Party or its affiliates, the Indemnified Party or its affiliates shall have the right to participate in such defense, compromise, or settlement and such Indemnifying Parties shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

        Section 5.5 Procedure For Indemnification with Respect to Non-Third Party Claims. In the event that the Indemnified Party asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Parties. Such written notice shall state that it is being given pursuant to this
Section 5.5, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If such Indemnifying Parties, within 30 days after the receipt of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing their intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that such Indemnifying Parties contest the assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after notice thereof, such claim will be submitted to and settled by arbitration pursuant to Section 7.10 hereof.

        Section 5.6 Escrowed Shares. Each Company Shareholder shall escrow twenty percent (20%) of the Purchaser Common Stock to be issued to such Company Shareholder to be available for distribution to Purchaser in the event of an Indemnified Claim not paid in cash by the Indemnifying Party. The number of Purchaser Shares to be delivered to Purchaser in the event that there is an Indemnifiable Claim for which Purchaser Shares are to be distributed to satisfy such an Indemnifiable Claim pursuant to this Section 5.6 shall be calculated by dividing the amount of the award for the Indemnifiable Claim by the twenty-day average trading price of Purchaser Common Stock as quoted on the Nasdaq National Market System for the twenty-day period ending on the date that the Indemnifiable Claim is made. Such escrow shall expire on the date not less than eighteen (18) months after the Date of Closing, when there shall be no pending Indemnification Claim for which notice has been given under Section 5.4, and upon such expiration the share certificates shall be delivered to the Company Shareholders. Not later than the Closing Date the parties shall enter into a Pledge, Security and Escrow Agreement in substantially the form and substance attached hereto as Exhibit 5.6(a). In the event that Purchaser elects to waive the Profit Surplus Adjustment and the Profit Shortfall Adjustment pursuant to Section 1.3(h) hereof, the amount of Purchaser Common Stock placed in escrow pursuant to this Section 5.6 shall be increased by the amount of Purchaser Common Stock then in the escrow account established by Section 1.3(e) that is transferred to the escrow account established by this Section 5.6.

                                   ARTICLE VI

                     TERMINATION AND CONDITIONS SUBSEQUENT

        Section 6.1 Termination.

        (a) At any time prior to the time of Closing, this Agreement may be terminated by express written consent of Purchaser, Acquisition Sub, the Company and each of the Company Shareholders.

        (b) Purchaser or Acquisition Sub may terminate this Agreement in the event the conditions set forth in Section 4.1 of this Agreement have not been satisfied or waived prior to the time of Closing.

        (c) Each of the Company and the Company Shareholders may terminate this Agreement in the event the conditions set forth in Section 4.2 of this Agreement have not been satisfied or waived prior to the time of Closing.

        (d) If the failure of such conditions to be fulfilled arises from the fault or intentional act of a party hereto, such party shall be liable to the other parties up to the amount of the documented out-of-pocket expense incurred by such parties in negotiating, structuring and documenting the transaction contemplated by this Agreement. No party shall be responsible for indirect, special or expectancy damages for such nonfulfillment of conditions.

        Section 6.2 Effect of Termination. In the event of termination as provided in Section 6.1 above, Sections 3.1, 7.4 and 7.11 shall survive such termination and continue in full force and effect.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

        Section 7.1 Notice. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section
7.1. Any party delivering notice to Purchaser or Acquisition Sub shall deliver a copy to: Wade Stribling, Nelson Mullins Riley & Scarborough, L.L.P., First Union Plaza, Suite 1400, 999 Peachtree Street, N.E., Atlanta, Georgia 30309. Any party delivering notice to Company or Company Shareholder shall deliver a copy to Cary
H. Hall, Jr., Wyche, Burgess, Freeman & Parham, P.A., 44 East Camperdown Way, P.O. Box 728,Greenville, South Carolina 29602-0728. All notices and communications shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of recognized, nationwide overnight air courier, on the second business day following the day sent, with receipt confirmed by the overnight courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

        Section 7.2 Entire Agreement. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

        Section 7.3 Binding Effect: Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Company and the Company Shareholders, their respective successors and permitted assigns, and Purchaser, Acquisition Sub and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations in this Agreement shall be transferred or assigned (by operation of law or otherwise) by the Company or the Company Shareholders without the prior written consent of Acquisition Sub or Purchaser or their assignees. Acquisition Sub and Purchaser may assign their rights, interests or obligations hereunder without the prior written consent of the Company or the Company Shareholders.

        Section 7.4 Expenses of Transaction. Each party shall pay its professional fees and expenses incurred in connection with the negotiation and closing of this Agreement and the Related Agreements. The expenses of the preparation of the Financial Statements shall be borne by Company except for the 1997 Audited Financial Statements, which shall be paid by Acquisition Sub. Company and/or Company Shareholders, as the case may be, shall pay all applicable sales, income, use, excise, transfer, documentary, and any other taxes arising out of the transactions contemplated in this Agreement.

        Section 7.5 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

        Section 7.6 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        Section 7.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Agreement and the application of any such invalid or unenforceable provision to parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable shall not be affected thereby nor shall the same affect the validity or enforceability of any other provision of this Agreement.

        Section 7.8 Remedies of the Parties. The Company and the Company Shareholders acknowledge that, in addition to all other remedies to which Purchaser and Acquisition Sub are entitled, Purchaser and Acquisition Sub shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Purchaser or Acquisition Sub is not in material default hereunder. The parties also agree that the rights and remedies of each party to this Agreement set forth in this Agreement and in all of the exhibits and schedules attached hereto and documents referred to herein shall be cumulative and share inure to the benefit of each such party.

        Section 7.9 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Georgia.

        Section 7.10 Arbitration; Attorneys' Fees.

        (a) The parties agree to use reasonable efforts to resolve any dispute arising out of this Agreement, but should a dispute remain unresolved ten (10) days following notice of the dispute to the other party (but in no event prior to said ten (10) days, except as specifically provided otherwise herein), such dispute shall be finally settled by binding arbitration in Atlanta, Georgia in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA") or such other mediation or arbitration service as shall be mutually agreeable to the parties, and judgment upon the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof; provided, however, that any party shall be entitled to appeal a question of law or determination of law to a court of competent jurisdiction; and provided, further, however, that the parties may first seek appropriate injunctive relief prior to, and/or in addition to pursuing negotiation or arbitration. Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of the parties, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the Georgia Code of Civil Procedure and questions of evidence in any hearings shall be resolved in accordance with the Federal Rules of Evidence. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings (unless otherwise agreed to by the parties), with such record constituting the official transcript of such proceedings.

        (b) In the event of arbitration or litigation filed or instituted between the parties with respect to this Agreement or the Related Agreements, the prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) or the court to have prevailed on the major disputed issues.

        Section 7.11 Cooperation and Records Retention. Each of the Company Shareholders and Acquisition Sub shall (i) provide the other with access to such records, original or copies, or assistance as may reasonably be requested by them in connection with the preparation of any Tax Return, in connection with any audit or other examination by any Taxing authority or any judicial or administrative proceedings relating to liability for Taxes, or financial reporting obligations, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, or financial reporting obligations, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. All Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date shall remain with Acquisition Sub or the Company and shall be made available for inspection and copying by the parties hereto during normal business hours.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    "Purchaser"
                                    TEKGRAF, INC.

                                    By: /s/  Dan Bailey
                                        ----------------------------------
                                        Dan Bailey
                                        President
                                        Address:  2979 Pacific Drive, Suite B
                                                  Norcross, Georgia  30071

                                    "Acquisition Sub"
                                    TEKGRAF SUB I, INC.

                                    By: /s/  William M. Rychel
                                        ----------------------------------
                                        William M. Rychel
                                        President
                                        Address:  2979 Pacific Drive, Suite B
                                                  Norcross, Georgia  30071


                      [Signatures continued on next page.

                                    "Company"
                                    COMPUTER GRAPHICS TECHNOLOGY, INC.


                                    By: /s/  Scott Barker
                                        ----------------------------------
                                        Scott Barker, [President]
                                        Address:

                                    "Company Shareholders"

                                    By: /s/  Scott Barker
                                        ----------------------------------
                                        Scott Barker
                                        Address:

                                    By: /s/  Bob Shumaker
                                        ----------------------------------
                                        Bob Shumaker
                                        Address:

                                    By: /s/  Tom Mills
                                        ----------------------------------
                                        Tom Mills
                                        Address:

[Georgia]                           EXHIBIT A

                              CERTIFICATE OF MERGER
                                     MERGING
                       COMPUTER GRAPHICS TECHNOLOGY, INC.
                         (a South Carolina corporation)
                                  WITH AND INTO
                               TEKGRAF SUB I, INC.
                             (a Georgia corporation)

         The undersigned corporation, organized and existing under the laws of the State of Georgia, DOES HEREBY CERTIFY:

         1. That the name and state of incorporation of each of the constituent corporations (the "Constituent Corporations") of the merger is as follows:

                  Name                                  State of Incorporation
                  ----                                  ----------------------
                  Computer Graphics Technology, Inc.          South Carolina
                  Tekgraf Sub I, Inc.                         Georgia

         2. That the surviving corporation of the merger shall be Tekgraf Sub I, Inc.

         3. That the Certificate of Incorporation of Tekgraf Sub I, Inc. shall be the Certificate of Incorporation of the surviving corporation.

         4. That the executed Agreement and Plan of Merger among the Constituent Corporations and Tekgraf, Inc., a Delaware corporation, is on the file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is
                                                           --------------------

---------------------------------.

         5. That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any shareholder of any of the Constituent Corporations.

         6. That the Agreement and Plan of Merger has been duly approved by the shareholders of each of the Constituent Corporations in accordance with the provisions of applicable law.

         IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate to be signed by its duly authorized officer, this ______ day of _______________, 1998.

                                    TEKGRAF SUB I, INC.

                                    By:
                                        ----------------------------------

                                             Name:
                                                   -----------------------

                                             Title:
                                                    ----------------------

                                    EXHIBIT B


                            STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                               ARTICLES OF MERGER

         Pursuant to Section 33-11-105 of the 1976 South Carolina Code, as amended, the undersigned as the surviving corporation in a merger or the acquiring corporation in a share exchange, as the case may be, hereby submits the following information:

1. The name of the surviving or acquiring corporation is Computer Graphics Technology, Inc. (formerly known as TekGraf Sub I, Inc.), a Georgia corporation.

2. Attached hereto and made a part hereof is a copy of the Plan of Merger or Share Exchange (see Sections 33-11-101 (merger), 33-11-102 (share exchange), 33-11-104 (merger of subsidiary into parent), 33-11-107 (merger or share exchange with a foreign corporation), and 33-11-108 (merger of a parent corporation into one of its subsidiaries)).

3. Complete the following information to the extent it is relevant with respect to each corporation which is a party to the transaction:

         (a) Name of the corporation: Computer Graphics Technology, Inc., a Georgia corporation (formerly known as TekGraf Sub I, Inc.) Complete either (1) or (2), whichever is applicable:

                  (1)               Shareholder approval of the merger or stock
                       ----- exchange was not required (See Sections 33-11-103(h), 33-11-104(a), and
                                    33-11-108(a)).

                  (2)    X          The Plan of Merger or Share Exchange was
                       -----        duly approved by shareholders of the
                                    corporation as follows:


                                   Number of                  Number of               Number of Votes        Number of Undisputed*
Voting                            Outstanding              Votes Entitled             Represented at              Shares Voted
Group                               Shares                   to be Cast                 the Meeting            For         Against
------                            -----------              --------------             ----------------       -----         -------
common



*NOTE: Pursuant to the Section 33-11-105(a)(3)(ii), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that that number cast for the amendment by each voting group was sufficient for approval by that voting group.

         (b) Name of the corporation: Computer Graphics Technology, Inc. a Georgia corporation (formerly known as TekGraf Sub I, Inc.)

                  Complete either (1) or (2), whichever is applicable:

                  (1)               Shareholder approval of the merger or stock
                        -----       exchange was not required (See Sections
                                    33-11-103(h), 33-11-104(a), and
                                    33-11-108(a)).
                  (2)     X         The Plan of Merger or Share Exchange was
                        -----       duly approved by shareholders of the
                                    corporation as follows:


                            Number of                 Number of                  Number of Votes            Number of Undisputed*
Voting                      Outstanding               Votes Entitled             Represented at             Shares Voted
Group                         Shares                  to be Cast                 the Meeting                For          Against
-----                         ------                  ----------                 -----------                ---          -------
common



         *NOTE: Pursuant to the Section 33-11-105(a)(3)(ii), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that that number cast for the amendment by each voting group was sufficient for approval by that voting group.

         4. Unless a delayed date is specified, the effective date of this document shall be the date it is accepted for filing by the Secretary of State (See Sections 33-1-230(b)):

             -------------------------.


                                    Computer Graphics Technology, Inc. (formerly known as TekGraf Sub I, Inc.), the Surviving Corporation

Date: ___________________________

                                    By:
                                         ---------------------------------

                                         ________________________PRESIDENT
                                         (Signature and Office)

                               FILING INSTRUCTIONS

1. Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2. Filing Fee (payable to the Secretary of State at the time of filing of this document.)

                  Filing Fee                         $      10.00
                  Filing Tax                               100.00

3. TWO COPIES OF THE PLAN OF MERGER OR SHARE EXCHANGE MUST BE FILED WITH THIS FORM AS AN ATTACHMENT.




                                             Form Approved by South Carolina
                                                    Secretary of State 1/90

                                Plan of Merger of

                       COMPUTER GRAPHICS TECHNOLOGY, INC.
                         (A South Carolina Corporation)

                                      Into
                               TEKGRAF SUB I, INC.
                             (A Georgia Corporation)

         This Plan of Merger (the "Plan") by and between Computer Graphics Technology, Inc. ("CGT"), a corporation organized and existing under the laws of the State of South Carolina, and TekGraf Sub I, Inc. ("TSI"), a corporation organized and existing under the laws of the State of Georgia (collectively the "Parties").

         WHEREAS, CGT and TSI deem it advisable and to the advantage, welfare and best interest of each of them and their respective shareholders to merge and consolidate their corporations pursuant to the terms and conditions of this Plan (the "Merger");

         WHEREAS, the directors and shareholders of each of the Parties have approved and recommended the Merger of the two corporations; and

         WHEREAS, the Parties and the shareholders of CGT have executed the Agreement and Plan of Merger dated __________, 1998 (the "Agreement") providing, among other things, for the merger of CGT into TSI in accordance with this Plan of Merger.

         NOW, THEREFORE, the Plan of Merger is as follows:

THE MERGER

         1. Merger of CGT into TSI. Subject to the terms and conditions of this Plan, the Agreement and in accordance with the provisions of the South Carolina Business Corporations Act (the "Act") and the Georgia Business Corporation Code, CGT shall be merged with and into TSI and the separate corporation existence of CGT shall cease.

         2. Effect of the Merger. TSI, the name of which shall be changed to "Computer Graphics Technology, Inc." shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The said Surviving Corporation shall, by virtue of the Merger, and in accordance with the Act, possess all of the rights, privileges, powers, franchises and properties and be subject to all the liabilities of CGT. The Surviving Corporation shall be renamed Computer Graphics Technology, Inc.

         3. Articles of Incorporation. The Articles of Incorporation of TSI in effect immediately prior to the Merger shall be the Articles of Incorporation of the Surviving Corporation except the name of the Surviving Corporation shall be changed to Computer Graphics Technology, Inc.

         4. By-laws. The By-laws of TSI in effect immediately prior to the Merger shall be the By-laws of the Surviving Corporation unless and until altered, amended or repealed as provided therein or in the Articles of Incorporation of the Surviving Corporation, as amended.

         5. Directors and Officers. The Directors and Officers of TSI immediately prior to the Merger shall be the Directors and Officers of the Surviving Corporation until their respective successors are duly elected or qualified.

         6. Principal Office. The principal office of the Surviving Corporation in the State of South Carolina is located at ___________.

CAPITALIZATION AND CONVERSION OF SHARES

         7. Capitalization of the Parties. The total number of shares of common stock which TSI has authority to issue is ______ shares. There were _______ shares issued and outstanding on the date hereof. The total number of shares of common stock which CGT has authority to issue is ______ shares. There were _____ shares issued and outstanding on the date hereof.

         8. CGT Shares. On the date of the Merger, each issued and outstanding share of common stock of CGT shall be converted into its pro rata share of Five Hundred Thousand ($500,000) Dollars (the "Cash Consideration") and an aggregate of 330,000 shares of the Class A Common Stock of TekGraf, Inc., the corporation parent and the Equity Consideration are subject to post-closing adjustments, escrow requirements and all of the other terms and conditions of the Agreement.

         9. TSI Shares. The outstanding shares of TSI shall remain outstanding, unaffected by the Merger.

         10. All Necessary Action. The officers of the parties will promptly cause to be executed, filed and/or recorded any documents prescribed by the laws of the States of South Carolina and Delaware, and will cause to be performed all necessary acts within said jurisdictions and elsewhere to effectuate the Merger. The officers of CGT and of TSI are hereby authorized, empowered and directed to do any and all acts and things, to make, execute, deliver, file and/or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement.

                                   EXHIBIT D


                                   DIRECTORS

1.        Phillip C. Aginsky
2.        William M. Rychel
3.        Soctt Barker

                                 Exhibit 1.3(e)

                                ESCROW AGREEMENT



         This Escrow Agreement (this "Agreement") is entered into as of ______________, 1998, by and among TEKGRAF, INC., a Georgia corporation (the "Purchaser"), TEKGRAF SUB ___, INC., a __________ corporation ("Acquisition Sub"), __________________ (the "Company"), ___________________ (the "Company
Shareholders"), and ________________ (the "Shareholder Representative") and _________________________________________ (the "Escrow Agent").

         WHEREAS, the Purchaser and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, the Company Shareholders, Acquisition Sub and the Purchaser.

         WHEREAS, the Merger Agreement provides that escrow accounts will be established to secure the Company Shareholders' guaranty with respect to the Warranted Pre-Tax Profit and the Warranted Tangible Net Asset Value of the Company (each as defined in the Merger Agreement) on the terms and conditions set forth herein.

         WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow accounts will be established and maintained.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

          1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

          2. Consent of Company Shareholders. By virtue of the Company Shareholders' approval of the Merger Agreement, the Company Shareholders who may indirectly or directly receive cash and shares of Purchaser Common Stock pursuant to the Merger Agreement have, without any further act of any Company Shareholder, consented to: (a) the establishment of this escrow to secure the Company Shareholders' guaranty with respect to the Warranted Pre-Tax Profit and the Warranted Tangible Net Asset Value of the Company in the manner set forth herein and in the Merger Agreement, (b) the appointment of the Shareholder Representatives as their representatives for purposes of this Agreement and as attorneys-in-fact and agents for and on behalf of each Company Shareholder, and the taking by the Shareholder Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement, and (c) all of the other terms, conditions and limitations in this Agreement and the Merger Agreement.

          3. Escrow and Warranty.

         (a) Escrow of Cash. On the Closing Date, the Purchaser shall deposit with the Escrow Agent $100,000 of the Cash Consideration. The Escrowed Cash shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrowed Cash and to hold the Escrowed Cash in an interest-bearing escrow account (the "Cash Escrow Account"), subject to the terms and conditions of this Agreement.

         (b) Escrow of Shares. On the Closing Date, the Purchaser shall deposit with the Escrow Agent a certificate for the number of Escrowed Shares specified in Section 1.3(e) of the Merger Agreement, issued in the name of the Escrow Agent or its nominee. The Escrowed Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrowed Shares and to hold the Escrowed Shares in an escrow account (the "Share Escrow Account"), subject to the terms and conditions of this Agreement.

         (c) Warranty. The Company Shareholders have agreed in Article I of the Merger Agreement that the Warranted Pre-Tax Profit and the Warranted Tangible Net Asset Value of the Company shall not be less than the amounts set forth in
Section 1.3(a) of the Merger Agreement. The Escrowed Shares shall be security for such warranty obligation of the Company Shareholders, subject to the limitations, and in the manner provided, in this Agreement.

         (d) Dividends, Etc. Any securities distributable to the Company Shareholders in respect of or in exchange for any of the Escrowed Shares, whether by way of stock dividends, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such securities in the Share Escrow Account. Such securities shall be issued in the name of the Escrow Agent or its nominee and shall be considered Escrowed Shares for purposes hereof. Any cash dividends distributable to the Company Shareholders in respect of the Escrowed Shares shall be distributed to the Company Shareholders.

         (e) Voting of Shares. The Shareholder Representatives shall have the right, in their sole discretion, on behalf of the Company Shareholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrowed Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrowed Shares.

         (f) Transferability. The respective interests of the Company Shareholders in the Escrowed Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Purchaser, and no such assignment or transfer shall be valid until such notice is given.

         (g) Transfer of Shares Upon Waiver of Warranty. In the event the Purchaser elects, pursuant to the provisions of Section 1.3(h) of the Merger Agreement, to waive the Profit Shortfall Adjustment and the Profit Surplus Adjustment, the Escrowed Shares shall be transferred, upon receipt of notice by Escrow Agent from Purchaser of such waiver, into the escrow account created pursuant to that certain Pledge, Security and Escrow Agreement dated as of even date herewith, to be treated in all respects as escrow shares thereunder and the Escrowed Shares in such case shall be distributed to the Company Shareholders pursuant to the terms thereof.

          4. Administration of Cash Escrow Account. The Escrow Agent shall administer the Cash Escrow Account as follows:

         (a) In the event that there is a Net Asset Value Shortfall (including any Collection Shortfall or Inventory Shortfall that remains unpaid ten (10) days after demand for payment thereof by Purchaser or Acquisition Sub to the Company Shareholders), the Purchase Price shall be reduced by the amount of such Net Asset Value Shortfall. Purchaser or Acquisition Sub shall provide to the Escrow Agent and the Shareholder Representatives written notice of the amount of such Net Asset Value Shortfall, and such amount, including any interest accrued thereon (or such lesser amount as is then held in the Cash Escrow Account), shall be paid to Purchaser by Escrow Agent within three (3) business days after receipt of such notice.

         (b) Any cash remaining in the Cash Escrow Account after payment of the Net Asset Value Shortfall amount as set forth in subsection (a) above, shall be distributed to the Company Shareholders pursuant to Section 6(a) hereof.

         (c) In the event that the Net Asset Value Shortfall exceeds the amount of Escrowed Cash available, Purchaser's recovery of cash pursuant to Section 1.3 of the Merger Agreement shall not be limited to the amount of Escrowed Cash available.

          5. Administration of Share Escrow Account. The Escrow Agent shall administer the Share Escrow Account as follows:

         (a) In the event that the Warranted Pre-Tax Profit exceeds the Actual Pre-Tax Profit for the Year (or the Alternative Year, if applicable), the Purchase Price shall be reduced by the number of Purchaser Shares equal to the Profit Shortfall Adjustment, subject to the Adjustment Floor. In such event, Purchaser or Acquisition Sub and the Shareholder Representatives shall provide written notice to the Escrow Agent of the amount of the Profit Shortfall Adjustment, and the Escrow Agent shall transfer, deliver and assign to Purchaser such number of Escrowed Shares held in the Share Escrow Account which have a Fair Market Value equal to the Profit Shortfall Adjustment (or such lesser number of Purchaser Shares as is then held in the Share Escrow Account). The Fair Market Value of the Escrowed Shares to be distributed shall be determined in accordance with Section 7 hereof.

         (b) On the first anniversary of the Closing Date (or if the Alternative Year is elected, at the end of the Alternative Year), the Escrow Agent shall distribute to the Company Shareholders, in accordance with Sections 6(a) and (b) below, one half of the Escrowed Shares remaining in the Share Escrow Account not required for redistribution pursuant to Section 5(a) hereof. Any Escrowed Shares remaining in the Share Escrow Account after payment of the Profit Shortfall Adjustment amount as set forth in subsection (a) above, shall be distributed to the Company Shareholders pursuant to Sections 6(a) and (b) hereof.

         (c) In the event that the Profit Shortfall Adjustment exceeds the number of Escrowed Shares available, Purchaser's recovery of Purchaser Shares pursuant to Section 1.3 of the Merger Agreement shall not be limited to the amount of Escrowed Shares available.

          6. Release of Escrowed Cash and Escrowed Shares.

         (a) Any distribution of all or a portion of the Escrowed Cash or the Escrowed Shares to the Company Shareholders shall be made in accordance with the percentages set forth opposite such holders' respective names on Exhibit B attached hereto; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrowed Cash or the Escrowed Shares otherwise distributable to Company Shareholders who have not, according to written notice provided by the Purchaser to the Escrow Agent, prior to such distribution, surrendered their respective Certificates pursuant to the terms and conditions of the Merger Agreement. Any such withheld cash or shares shall be delivered to the Purchaser promptly after the Termination Date, and shall be delivered by the Purchaser to the Company Shareholders to whom such shares would have otherwise been distributed upon surrender of their respective Certificates. Distributions of Escrowed Shares to the Company Shareholders shall be made by mailing stock certificates to such holders at their respective addresses shown on Exhibit B (or such other address as may be provided in writing to the Escrow Agent by any such holder).

         (b) No fractional Escrowed Shares shall be distributed to Purchaser or Company Shareholders pursuant to this Agreement. Instead, the number of shares that Purchaser or each Company Shareholder shall receive shall be rounded down to the nearest whole number; and the Escrow Agent shall sell such number of Escrowed Shares as is equal to the aggregate of the fractional shares that would otherwise be distributed to the Purchaser or the Company Shareholders, as the case may be, and shall distribute the proceeds of such sale to the Purchaser or the Company Shareholders otherwise entitled to a fractional Escrowed Share based upon the fraction of an Escrowed Share to which Purchaser or each such Company Shareholder is otherwise entitled, as the case may be.

          7. Valuation of Escrowed Shares. For purposes of this Agreement, the Fair Market Value of the Escrowed Shares to be released from the Share Escrow Account after a final determination of the Profit Shortfall Adjustment shall be determined based upon the average closing prices of the Purchaser's Common Stock on the Nasdaq National Market System for the twenty trading days immediately preceding the date of such final determination.

          8. Fees and Expenses of Escrow Agent. The Purchaser, on the one hand, and the Company Shareholders, on the other hand, shall each pay one-half of the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder.

          9.  Limitation of Escrow Agent's Liability.

         (a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

         (b) The Purchaser and the Company Shareholders hereby, jointly and severally, agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Purchaser, on the one hand, and the Company Shareholders, on the other hand, shall each be liable for one-half of such amounts.

          10. Liability and Authority of Shareholder Representatives; Successors and Assignees.

         (a) The Shareholder Representatives shall incur no liability to the Company Shareholders with respect to any action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Shareholder Representatives may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Shareholder Representatives based on such advice, the Shareholder Representatives shall not be liable to the Company Shareholders.

         (b) In the event of the death or permanent disability of either Shareholder Representative, or his resignation as a Shareholder Representative, a successor Shareholder Representative shall be appointed by the other Shareholder Representative or, absent its appointment, a successor Shareholder Representative shall be elected by a majority vote of the Company Shareholders, with each such Company Shareholder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the Company Shares held by such Company Shareholder immediately prior to the Effective Time. Each successor

Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representatives, and the term "Shareholder Representatives" as used herein shall be deemed to include successor Shareholder Representatives.

         (c) The Shareholder Representatives, acting jointly but not singly, shall have full power and authority to represent the Company Shareholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Shareholder Representative hereunder shall be binding upon the Company Shareholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Shareholder Representatives, acting jointly but not singly, shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Company Shareholders and their successors. All actions to be taken by the Shareholder Representatives hereunder shall be evidenced by, and taken upon, the written direction of a majority thereof.

          11. Amounts Payable by Company Shareholders. The amounts payable by the Company Shareholders under this Agreement (i.e., the fees and expenses of arbitrators payable pursuant to Section 16, the fees of the Escrow Agent payable pursuant to Section 8 and the indemnification obligations pursuant to Sections 9(b)) shall be payable solely as follows. The Shareholder Representatives shall notify the Escrow Agent of any such amount payable by the Company Shareholders as soon as they become aware that any such amount is payable, with a copy of such notice to the Purchaser. On the sixth business day after the delivery of such notice, the Escrow Agent shall sell such number of Escrowed Shares (up to the number of Escrowed Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount, and shall disburse such proceeds to the party to whom such amount is owed in accordance with the instructions of the Shareholder Representatives; provided that if the Purchaser delivers to the Escrow Agent (with a copy to the Shareholder Representatives), within five business days after delivery of such notice by the Shareholder Representatives, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not sell Escrowed Shares to raise the disputed portion of such claimed amount, and such dispute shall be resolved by the Purchaser and the Shareholder Representatives in accordance with the procedures set forth in Section 16.

          12. Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrowed Cash and all of the Escrowed Shares in accordance with this Agreement; provided that the provisions of Sections 9 and 10 shall survive such termination.

          13. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

         If to the Purchaser and/or the Acquisition Sub:

                           Tekgraf, Inc.
                           2979 Pacific Concourse Drive, Suite B
                           Norcross, Georgia  30071

         If to the Company:

                           ----------------------------------

                           ----------------------------------

                           ----------------------------------

         If to the Shareholder Representative:


                           ----------------------------------

                           ----------------------------------

                           ----------------------------------

         If to the Escrow Agent:

                           ----------------------------------

                           ----------------------------------

                           ----------------------------------

                           ----------------------------------


         Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 13.

         14. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days' prior to the date when such resignation shall take effect. The Purchaser and the Shareholder Representatives shall appoint a successor

Escrow Agent and neither party shall unreasonably withhold approval of such successor Escrow Agent. If, within such notice period, the Purchaser provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrowed Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrowed Shares to such designated successor.

          15. General.

         (a) Governing Law, Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (c) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

         (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

         (e) Amendment. This Agreement may be amended only with the written consent of the Purchaser, the Escrow Agent and the Shareholder Representatives.

          16. Arbitration; Attorneys' Fees.

         (a) The parties agree to use reasonable efforts to resolve any dispute arising out of this Agreement, but should a dispute remain unresolved ten (10) days following notice of the dispute to the other party (but in no event prior to said ten (10) days, except as specifically provided otherwise herein), such dispute shall be finally settled by binding arbitration in Atlanta, Georgia in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA") or such other mediation or arbitration service as shall be mutually agreeable to the parties, and judgment upon the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof; provided, however, that any party shall be entitled to appeal a question of law or determination of law to a court of competent jurisdiction; and provided, further, however, that the parties may first seek appropriate injunctive relief prior to, and/or in addition to pursuing negotiation or arbitration. Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of the parties, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows:
(a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the Georgia Code of Civil Procedure and questions of evidence in all hearings shall be resolved in accordance with the Federal Rules of Evidence. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings (unless otherwise agreed to by the parties), with such record constituting the official transcript of such proceedings.

         (b) In the event of arbitration or litigation filed or instituted between the parties with respect to this Agreement, the prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) or the court to have prevailed on the major disputed issues.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                  PURCHASER:

                                  TEKGRAF, INC.


                                  By:
                                      ------------------------------------
                                      Dan I. Bailey, President


                                  ACQUISITION SUB:

                                  TEKGRAF SUB __, INC.


                                  By:
                                      ------------------------------------
                                      __________, President

                                  SHAREHOLDER REPRESENTATIVE:


                                                                     (SEAL)
                                  -----------------------------------


                                  ESCROW AGENT:


                                  -----------------------------------------

                                  By: -------------------------------------
                                      Name:
                                           --------------------------------
                                      Title:
                                            -------------------------------


                                  COMPANY:



                                  By:
                                     --------------------------------------
                                     ___________, President


                                  COMPANY SHAREHOLDERS:


                                                                    (SEAL)
                                  ----------------------------------


                                                                    (SEAL)
                                  ----------------------------------


                                                                    (SEAL)
                                  ----------------------------------

                                    EXHIBIT B


Company Shareholder                                     Percentage
-------------------                                     ----------
                                                            %

                                                            %

                                                            %

                                 EXHIBIT 3.7(a)

                                NON-SOLICITATION


                                      NONE

                                                                  Exhibit 5.6(a)

                      PLEDGE, SECURITY AND ESCROW AGREEMENT



         This Pledge, Security and Escrow Agreement (this "Agreement") is entered into as of ______________, 1998, by and among TEKGRAF, INC., a Georgia corporation (the "Purchaser"), TEKGRAF SUB ___, INC. ("Acquisition Sub"), [_________________ _______________________________], INC., a ____________
corporation (the "Company"), [_________________________________] (the "Company
Shareholders"), and ________ _________________ (the "Indemnification Representatives") and [________________________________________] (the "Escrow
Agent").

         WHEREAS, the Purchaser and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, the Company Shareholders, Acquisition Sub and the Purchaser.

         WHEREAS, the Merger Agreement provides that an escrow account will be established to secure the Company's and the Company Shareholders' indemnification obligations to the Indemnified Parties under the Merger Agreement on the terms and conditions set forth herein.

         WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

         2. Consent of Company Shareholders. By virtue of the Company Shareholders' approval of the Merger Agreement, the Company Shareholders who may indirectly or directly receive shares of Purchaser Common Stock pursuant to the Merger Agreement (the "Indemnifying Shareholders") have, without any further act of any Company Stockholder, consented to: (a) the establishment of this escrow to secure the Company Shareholders' indemnification obligations under Article V of the Merger Agreement in the manner set forth herein and therein, (b) the appointment of the Indemnification Representatives as their representatives for purposes of this Agreement and as attorneys-in-fact and agents for and on behalf of each Indemnifying Shareholder, and the taking by the Indemnification Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement, and (c) all of the other terms, conditions and limitations in this Agreement and the Merger Agreement.

         3.  Escrow and Indemnification.

         (a) Escrow of Shares. On the Closing Date, the Purchaser shall deposit with the Escrow Agent a certificate for the number of Purchaser Shares specified in Section 5.6 of the Merger Agreement (the "Escrow Shares"), issued in the name of the Escrow Agent or its nominee. In addition, in the event the Purchaser elects, pursuant to the provisions of Section 1.3(h) of the Merger Agreement, to waive the Profit Shortfall Adjustment and the Profit Surplus Adjustment, the shares of Purchaser common stock held in the escrow account established by
Section 1.3(e) of the Merger Agreement shall be transferred into the escrow account created pursuant to this Escrow Agreement (the "Transferred Shares"), to be treated in all respects as Escrow Shares hereunder and the Transferred Shares shall be distributed to the Company Shareholders pursuant to Section 5(a) hereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

         (b) Indemnification. The Indemnifying Shareholders have agreed in
Article V of the Merger Agreement to indemnify and hold harmless the Indemnified Parties from and against specified Damages. The Escrow Shares shall be security for such indemnity obligation of the Indemnifying Shareholders, subject to the limitations, and in the manner provided, in this Agreement.

         (c) Dividends, Etc. Any securities distributable to the Indemnifying Shareholders in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be issued in the name of the Escrow Agent or its nominee and shall be considered Escrow Shares for purposes hereof. Any cash dividends distributable to the Indemnifying Shareholders in respect of the Escrow Shares shall be distributed to the Indemnifying Shareholders.

         (d) Voting of Shares. The Indemnification Representatives shall have the right, in their sole discretion, on behalf of the Indemnifying Shareholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares.

         (e) Transferability. The respective interests of the Indemnifying Shareholders in the Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Purchaser, and no such assignment or transfer shall be valid until such notice is given.

         4. Administration of Escrow Account. The Escrow Agent shall administer the Escrow Account as follows:

         (a) If an Indemnified Party has incurred or suffered Damages for which it is entitled to indemnification under Article V of the Merger Agreement, the Indemnified Party shall, on or before the date of the expiration of the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a "Claim Notice") to the Indemnification Representatives and the Escrow Agent. Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount") and the basis for such claim. The date which is eighteen (18) months after the Date of Closing.

         (b) Within 20 days after delivery of a Claim Notice, the Indemnification Representatives shall provide to the Indemnified Party, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the Indemnification Representatives shall: (i) agree that Escrow Shares having a Fair Market Value (as computed pursuant to Section 6) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnified Party, (ii) agree that Escrow Shares having a Fair Market Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnified Party or (iii) contest that any of the Escrow Shares may be released from the Escrow Account to the Indemnified Party. The Indemnification Representatives may contest the release of Escrow Shares having a Fair Market Value equal to all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Party is entitled to indemnification under Article V of the Merger Agreement. If no Response Notice is delivered by the Indemnification Representatives within such 20-day period, the Indemnification Representatives shall be deemed to have agreed that Escrow Shares having a Fair Market Value equal to all of the Claimed Amount may be released to the Indemnified Party from the Escrow Account.

         (c) If the Indemnification Representatives in the Response Notice agree (or are deemed to have agreed) that Escrow Shares having a Fair Market Value equal to all of the Claimed Amount may be released from the Escrow Account to the Indemnified Party, the Escrow Agent shall, promptly following the earlier of the required delivery date for the Response Notice or the delivery of the Response Notice, transfer, deliver and assign to the Indemnified Party such number of Escrow Shares held in the Escrow Account which have a Fair Market Value equal to the Claimed Amount (or such lesser number of Escrow Shares as is then held in the Escrow Account).

         (d) If the Indemnification Representatives in the Response Notice agree that Escrow Shares having a Fair Market Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnified Party, the Escrow Agent shall promptly following the delivery of the Response Notice transfer, deliver and assign to the Indemnified Party such number of Escrow Shares held in the Escrow Account which have a Fair Market Value equal to the Agreed Amount (or such lesser number of Escrow Shares as is then held in the Escrow Account). A determination with respect to the remainder of the Claimed Amount shall be made in accordance with subsection 4(e) below.

         (e) If the Indemnification Representatives in the Response Notice contest the release of Escrow Shares having a Fair Market Value equal to all or part of the Claimed Amount (the

"Contested Amount"), the matter shall be settled by binding arbitration in Atlanta, Georgia. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Indemnification Representatives and the Indemnified Party shall each designate one arbitrator within 15 days of the delivery of the Indemnification Representatives' Response Notice contesting the Claimed Amount. The Indemnification Representatives and the Indemnified Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 45 days of delivery of the Indemnification Representatives' Response Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Indemnification Representatives or the Indemnified Party fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. The Indemnifying Shareholders and the Indemnified Party shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The Indemnification Representatives and the Indemnified Party shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Indemnified Party is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement and this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Indemnification Representatives, the Indemnified Party and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Indemnification Representatives, the Indemnifying Shareholders, the Indemnified Party and the Escrow Agent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. After delivery of a Response Notice that the Claimed Amount is contested by the Indemnification Representatives, the Escrow Agent shall continue to hold in the Escrow Account a number of Escrow Shares having a Fair Market Value sufficient to cover the Contested Amount (up to the number of Escrow Shares then available in the Escrow Account), notwithstanding the occurrence of the Termination Date, until (i) delivery of a copy of a settlement agreement executed by the Indemnified Party and the Indemnification Representatives setting forth instructions to the Escrow Agent as to the release of Escrow Shares, if any, that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Escrow Agent as to the release of Escrow Shares, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon release Escrow Shares from the Escrow Account (to the extent Escrow Shares are then held in the Escrow Account) in accordance with such agreement or instructions; provided, however, if the claim related to a third party claim the amount of which is contested and the subject of litigation, the Escrow Agent shall not release the Escrow Shares being held in connection with the Contested Amount of such third party claim until a final order or other final resolution or settlement has been entered or reached in the underlying litigation determining the amount of such claim, whereupon the Escrow Agent shall release Escrow Shares from the Escrow Account (to the extent Escrow Shares are then held in the Escrow Account) in accordance with such final order or final resolution or settlement.

         5.  Release of Escrow Shares.

         (a) In the event that Purchaser elects, pursuant to the provisions of
Section 1.3(h) of the Merger Agreement, to waive the Profit Shortfall Adjustment and the Profit Surplus Adjustment, one half of the Transferred Shares shall be distributed to the Indemnifying Shareholders on the first anniversary of the Closing Date. Promptly after the Termination Date, the Escrow Agent shall distribute to the Indemnifying Shareholders all of the Escrow Shares (including any remaining Transferred Shares) then held in escrow. Notwithstanding the foregoing, if an Indemnified Party has previously given a Claim Notice which has not then been resolved in accordance with Section 4, the Escrow Agent shall retain in the Escrow Account after the Termination Date a number of Escrow Shares (including Transferred Shares if necessary) having a Fair Market Value equal to the Claimed Amount covered by any Claim Notice which has not then been resolved. Any funds so retained in escrow shall be disbursed in accordance with the terms of the resolution of such claims.

         (b) Any distribution of all or a portion of the Escrow Shares to the Indemnifying Shareholders shall be made in accordance with the percentages set forth opposite such holders' respective names on Exhibit B attached hereto; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Shares otherwise distributable to Indemnifying Shareholders who have not, according to written notice provided by the Purchaser to the Escrow Agent, prior to such distribution, surrendered their respective Certificates pursuant to the terms and conditions of the Merger Agreement. Any such withheld shares shall be delivered to the Purchaser promptly after the Termination Date, and shall be delivered by the Purchaser to the Indemnifying Shareholders to whom such shares would have otherwise been distributed upon surrender of their respective Certificates. Distributions to the Indemnifying Shareholders shall be made by mailing stock certificates to such holders at their respective addresses shown on Exhibit B (or such other address as may be provided in writing to the Escrow Agent by any such holder). No fractional Escrow Shares shall be distributed to Indemnifying Shareholders pursuant to this Agreement. Instead, the number of shares that each Indemnifying Shareholder shall receive shall be rounded down to the nearest whole number; and the Escrow Agent shall sell such number of Escrow Shares as is equal to the aggregate of the fractional shares that would otherwise be distributed to the Indemnifying Shareholders and shall distribute the proceeds of such sale to the Indemnifying Shareholders other-wise entitled to a fractional Escrow Share pro rata based upon the fraction of an Escrow Shares to which each such Indemnifying Shareholder is otherwise entitled.

         6. Valuation of Escrow Shares. For purposes of this Agreement, the Fair Market Value of the Escrow Shares to be retained in the Escrow Account pending a final resolution of a claim shall be determined based upon the average of the closing prices of the Purchaser Common Stock on the Nasdaq National Market System for the twenty trading days immediately preceding the date on which the claim is made. The Fair Market Value of the Escrow Shares to be released from the Escrow Account after a final determination/resolution of a claim shall be determined based upon the average closing prices of the Purchaser's Common Stock on the Nasdaq National Market System for the twenty trading days immediately preceding the date of such final determination/resolution.

         7. Fees and Expenses of Escrow Agent. The Purchaser, on the one hand, and the Indemnifying Shareholders, on the other hand, shall each pay one-half of the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder.

         8.  Limitation of Escrow Agent's Liability.

         (a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

         (b) The Purchaser and the Indemnifying Shareholders hereby, jointly and severally, agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Purchaser, on the one hand, and the Indemnifying Shareholders, on the other hand, shall each be liable for one-half of such amounts.

         9. Liability and Authority of Indemnification Representatives; Successors and Assignees.

         (a) The Indemnification Representatives shall incur no liability to the Indemnifying Shareholders with respect to any action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Indemnification Representatives may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Indemnification Representatives based on such advice, the Indemnification Representatives shall not be liable to the Indemnifying Shareholders.

         (b) In the event of the death or permanent disability of either Indemnification Representative, or his resignation as an Indemnification Representative, a successor Indemnification Representative shall be appointed by the other Indemnification Representative or, absent its appointment, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Shareholders, with each such Indemnifying Shareholder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the Company Shares held by such Indemnifying Shareholder immediately prior to the Effective Time. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification

Representatives, and the term "Indemnification Representatives" as used herein shall be deemed to include successor Indemnification Representatives.

         (c) The Indemnification Representatives, acting jointly but not singly, shall have full power and authority to represent the Indemnifying Shareholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Indemnification Representative hereunder shall be binding upon the Indemnifying Shareholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representatives, acting jointly but not singly, shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Shareholders and their successors. All actions to be taken by the Indemnification Representatives hereunder shall be evidenced by, and taken upon, the written direction of a majority thereof.

         10. Amounts Payable by Indemnifying Shareholders. The amounts payable by the Indemnifying Shareholders under this Agreement (i.e., the fees and expenses of arbitrators payable pursuant to Section 4(e), the fees of the Escrow Agent payable pursuant to Section 7 and the indemnification obligations pursuant to Sections 8(b)) shall be payable solely as follows. The Indemnification Representatives shall notify the Escrow Agent of any such amount payable by the Indemnifying Shareholders as soon as they become aware that any such amount is payable, with a copy of such notice to the Purchaser. On the sixth business day after the delivery of such notice, the Escrow Agent shall sell such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount, and shall disburse such proceeds to the party to whom such amount is owed in accordance with the instructions of the Indemnification Representatives; provided that if the Purchaser delivers to the Escrow Agent (with a copy to the Indemnification Representatives), within five business days after delivery of such notice by the Indemnification Representatives, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not sell Escrow Shares to raise the disputed portion of such claimed amount, and such dispute shall be resolved by the Purchaser and the Indemnification Representatives in accordance with the procedures set forth in Section 4(e).

         11. Termination. This Agreement shall terminate upon the later of the Termination Date or the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 8 and 9 shall survive such termination.

         12. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

         If to the Purchaser and/or the Acquisition Sub:

                  Tekgraf, Inc.
                  2979 Pacific Concourse Drive, Suite B
                  Norcross, Georgia  30071

         If to the Company:

         ----------------------------------

         ----------------------------------

         ----------------------------------

         ----------------------------------

         If to the Indemnification Representatives:

         ----------------------------------

         ----------------------------------

         ----------------------------------

         ----------------------------------

         If to the Escrow Agent:

         ----------------------------------

         ----------------------------------

         ----------------------------------

         ----------------------------------

         Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 12.

         13. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days' prior to the date when such resignation shall take effect. The Purchaser and the Indemnification Representatives shall appoint a successor Escrow Agent and neither party shall unreasonably withhold approval of such successor Escrow Agent. If, within such notice period, the Purchaser provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor.

         14. General.

         (a) Governing Law, Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (c) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

         (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

         (e) Amendment. This Agreement may be amended only with the written consent of the Purchaser, the Escrow Agent and the Indemnification Representatives.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                    PURCHASER

                                    TEKGRAF, INC.



                                    By:
                                       -----------------------------------------
                                       Dan I. Bailey
                                       President

                                    ACQUISITION SUB:
                                    TEKGRAF SUB ___, INC.


                                    By:
                                       -----------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------



                                    ESCROW AGENT

                                    -----------------------------------------

                                    By:
                                       -----------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------

                                    [INDEMNIFICATION REPRESENTATIVE]


                                                                          (SEAL)
                                    --------------------------------------
                                    Name:
                                         ---------------------------------------

                                    COMPANY:

                                    ------------------------------------------


                                    By:
                                       -----------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                    COMPANY SHAREHOLDERS:


                                                                          (SEAL)
                                    --------------------------------------
                                    Name:
                                         ---------------------------------------


                                                                          (SEAL)
                                    --------------------------------------
                                    Name:
                                         ---------------------------------------


                                                                          (SEAL)
                                    --------------------------------------
                                    Name:
                                         ---------------------------------------

                                    EXHIBIT B





Indemnifying Shareholder                     Percentage